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Energy Recovery, Inc.
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energy recovery®

2022 Proxy

KOMATSU
CAUTION
P X
COMPONENTS

Dear Fellow Stakeholders,

2021 was yet another record-breaking year for Energy Recovery on almost all fronts, setting the stage for the broader growth we are pursuing as a company. We finished the year with product revenue of $104 million, representing 13% annual growth and beating the 10% projection we had given at the beginning of 2021. Moreover, we held up our product margins and continued to reduce OPEX as a percent of revenue, resulting in quickly growing operating income. We maintained our net cash position while executing over $20 million in share buy-backs, and have further invested in our Environmental, Social, Governance (“ESG”) program, bringing us closer to our sustainability goals.

In 2022, Energy Recovery is celebrating its 30th anniversary. Since we began operations, we have helped make reverse osmosis the most environmentally sustainable seawater desalination process, responding to the globe’s ever-increasing water needs. Our trusted PX® Pressure Exchanger® (“PX”) has become the gold standard of efficiency and reliability for energy recovery devices (“ERDs”) in seawater desalination.

Now, we are also making concrete progress in taking our pressure exchanger technology from a product to a platform, by leveraging the same engineering and manufacturing expertise that built our reputation as the most trusted ERD manufacturer in the desalination industry. Our PX will soon be making industries like wastewater treatment and commercial CO2 refrigeration more sustainable by lowering both energy costs and emissions for our customers.

Our wastewater products, including our Ultra PX™, achieved $1 million in revenue in 2021. We announced several contracts in Asia, providing our products to customers in a variety of spaces, including facilities that manufacture battery-grade lithium carbonate and treat wastewater produced from textiles. By the end of 2022, we anticipate our wastewater revenues will

Energy Recovery, Inc. — 2022 Proxy Statement

reach at least $3 million, and we have set a target of $30-$70 million in revenues by 2026.

In refrigeration, we received our first order for the PX G1300 (“PX G”), and the momentum generated by that first contract resulted in the signing of a joint development agreement with a leading refrigeration rack manufacturer to design a next-generation, PX G-centric refrigeration system. We believe this PX G-centric system, which is now poised to make its first appearance in a commercial setting in 2022, will become the standard CO2 refrigeration system architecture for commercial refrigeration users – like supermarkets – and has the potential to disrupt the global refrigeration industry in much the same manner as the PX did in the global desalination industry so many years ago. We also set a target of $100-$300 million in revenue for commercial refrigeration by 2026.

All of this success is simply a down payment on our longer-term goals:

(1)In 2021, for the first time in Energy Recovery history, we presented five-year growth targets to achieve between $330-$570 million in revenue by 2026 across the three main industries in which we operate – desalination, industrial wastewater, and commercial refrigeration.
(2)We aim to increase our profitability as a percent of revenue as we grow and normalize our spending levels.
(3)We will further build out our sustainability strategy by continuing to weave our ESG program through all facets of our business.
These are big goals, and we plan to work towards them with discipline, transparency, and an eye towards sustainability. They also demand that we look at and approach markets in new ways. It took Energy Recovery several decades to exceed $100 million in desalination revenue. We are now focused on doubling that revenue to $200 million by 2026 and, together with the $130-$370 million of revenue we are targeting in our new businesses in the same timeframe, we seek to achieve $330-$570 million in annual revenue in the coming five years. We have set a clear three-year timeline for all our new ventures, and the rigorous financial standards we’ve adopted for new product development to create a runway from development to commercialization to a cash flow breakeven run rate.

Our business is just at the start of our next act. We’ve set a course for organic growth, and we have taken steps to ensure we are prepared to support that growth. By continuing to build our ESG program, our executive team has a framework to make decisions that support sustainable development for years to come. We’ve committed to doubling emissions reductions from Energy Recovery products by the end of 2025 based on a 2019 baseline emissions number, and to report climate-related risk strategy and management aligned with the Task Force on Climate-related Financial Disclosures’ recommendations by the end of 2024. We’ve also added to our board of directors, welcoming Joan Chow and Lisa Pollina, who bring decades of collective experience that will help inform the many decisions that lie ahead for our company.

The growth we are pursuing will put new demands on our teams as we evolve

Energy Recovery, Inc. — 2022 Proxy Statement

the business in order to scale. The acquisition, retention, and development of our people and organization will be key to our success. Through the ups and downs of past years, including a global pandemic, we protected both the lives and the livelihoods of our employees. As we bring on new talent, we must maintain that focus.

Today’s geopolitical uncertainties may present unforeseen hurdles for our business. However, over the past few years, we managed to not just weather the ongoing disruptions of the COVID-19 pandemic, but to successfully grow our business in that time. While we cannot foresee the future, we can and will continue to closely monitor the horizon, keep our stakeholders informed of any impacts on our business, and invest in the resiliency of our company.

That said, the future ahead is bright.
Finally, I want to acknowledge and thank all our stakeholders – especially our employees, our customers, and our investors – for giving us your trust and confidence as we chart the course to a new Energy Recovery.

Thank you for standing with us through our thirty years of business, and I look forward to taking the next steps in our transformation alongside you all.

Sincerely,

Robert Yu Lang Mao
President and Chief Executive Officer and Executive Chairman of the Board

Energy Recovery, Inc. — 2022 Proxy Statement

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

Date:	Place:	Record Date:
Thursday, June 9, 2022	www.virtualshareholdermeeting.com/ERII2022	April 11, 2022
at 10:00 a.m. Pacific Time

Dear Stockholders of Energy Recovery, Inc.:

You are invited to attend the Energy Recovery, Inc., 2022 Annual Meeting of Stockholders, which will be held on Thursday, June 9, 2022, at 10:00 a.m. Pacific Time (the “Annual Meeting”). As in past years, this year’s Annual Meeting will be conducted in a virtual format via a live audio webcast at www.virtualshareholdermeeting.com/ERII2022. To participate in the Annual Meeting, you will need the 16-digit control number that appears on your Notice Regarding the Availability of Proxy Materials, your proxy card (printed in the box and marked by the arrow), and the instructions that accompanied your proxy materials. If you hold shares in the name of a broker, bank, trustee or other nominee, you may need to contact your broker, bank, trustee or other nominee for assistance with your 16-digit control number. You will have the ability to submit questions during the Annual Meeting via the meeting website.

Agenda:

1.To elect five (5) directors for a one-year term;
2.To consider and approve, on a non-binding advisory basis, executive compensation as disclosed in the attached Proxy Statement;
3.To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and
4.To consider any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof;

Energy Recovery, Inc. — 2022 Proxy Statement | i

Our Board of Directors has fixed the close of business on April 11, 2022, as the record date for the Annual Meeting. Stockholders of record as of April 11, 2022, may vote at the Annual Meeting or any postponements or adjournments of the meeting. This notice of annual meeting, notice of internet availability, proxy statement, annual report on Form 10-K and form of proxy are being made available on or about April 25, 2022.

It is important that your shares are represented at the Annual Meeting, and regardless of whether you plan to attend, we respectfully request that you vote in advance on the matters to be presented at the Annual Meeting as described in these proxy materials.

You can help us reduce costs and the impact on the environment by electing to receive and access future copies of our proxy statements, annual reports and other stockholder materials electronically by email. If your shares are registered directly in your name with our stock registrar and transfer agent, American Stock Transfer & Trust Company, LLC, you can make this election by going to its website (www.astfinancial.com) or by following the instructions provided when voting over the Internet. If you hold your shares in a brokerage account or otherwise through a third party in “street name,” please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to receive and view future annual meeting materials electronically.

By Order of the Board of Directors,

William W. Yeung
Chief Legal Officer and Corporate Secretary

San Leandro, California
April 25, 2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting

To Be Held on June 9, 2022: This Proxy Statement, along with the Annual Report on Form 10-K for the fiscal year ended December 31, 2021, is available free of charge at the following website: www.proxyvote.com

Energy Recovery, Inc. — 2022 Proxy Statement | ii

Energy Recovery, Inc. — 2022 Proxy Statement | iii

Energy Recovery, Inc. — 2022 Proxy Statement | iv

Proxy Statement

2022 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 10:00 a.m. Pacific Daylight Time on
Thursday, June 9, 2022

This proxy statement and the enclosed form of proxy (“Proxy Statement”) are furnished in connection with the solicitation of proxies by our Board of Directors (the “Board” or “Board of Directors”) for use at the 2022 Annual Meeting of Stockholders of Energy Recovery, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held in a virtual format via live audio webcast on Thursday, June 9, 2022, at 10:00 a.m. Pacific Daylight Time. Stockholders can attend the meeting via the internet at www.virtualshareholdermeeting.com/ERII2022 by using the 16-digit control number which appears on the Notice Regarding the Availability of Proxy Materials, the proxy card (printed in the box and marked by the arrow), and the instructions that accompanied your proxy materials. References in this Proxy Statement to “we,” “us,” “our,” “the Company” or “Energy Recovery” refer to Energy Recovery, Inc.

The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our Annual Report is first being mailed on or about April 25, 2022, to all stockholders entitled to vote at the Annual Meeting.

THE INFORMATION PROVIDED IN THE “QUESTION AND ANSWER” FORMAT IN THE SECTION ENTITLED “INFORMATION ABOUT THE ANNUAL MEETING”
IS FOR YOUR CONVENIENCE ONLY AND IS MERELY A SUMMARY OF
THE INFORMATION CONTAINED IN THIS PROXY STATEMENT.
YOU SHOULD READ THIS ENTIRE PROXY STATEMENT CAREFULLY.

Energy Recovery, Inc. — 2022 Proxy Statement | 1

Proxy Summary

This summary contains highlights about our company, information contained elsewhere in this Proxy Statement and the upcoming Annual Meeting. This summary does not contain all of the information that you should consider in advance of the meeting and we encourage you to read the entire Proxy Statement carefully before voting.

2022 Annual Meeting of Stockholders

Date and Time:	Virtual Meeting Access:
Thursday, June 9, 2022, at 10:00 a.m., Pacific Time	www.virtualshareholdermeeting.com/ERII2022

Record Date:	Proxy Mail Date:
April 11, 2022	On or about April 25, 2022

Vote in Advance of the Meeting	Vote During the Meeting
Over the internet at www.proxyvote.com; or	Over the internet – See page 81 of the Proxy —“How Do I Vote” for details on how to vote during the Annual Meeting

By telephone at 1-800-690-6903; or	By mail — sign, date and return the proxy card or voting instruction form mailed to you.

Meeting Agenda and Voting Matters

Matter		Board Recommendation	Page
1.	Election of five (5) Directors for a One-Year Term	FOR each Nominee	8
2.	A proposal to consider and approve, on a non-binding, advisory basis, executive compensation as disclosed in the Proxy Statement	FOR	38
3.	Ratification of public accounting firm	FOR	75

Energy Recovery, Inc. — 2022 Proxy Statement | 2

2022 Director Nominees

Name	Age (1)	Director Since	Principal Occupation	Independent	Committee Memberships (1)

Joan K. Chow	61	2021	Former Executive Vice President and Chief Marketing Officer of Conagra Foods	Yes	Audit Committee

Sherif Foda	53	2016	Chairman and CEO of National Energy Services Reunited	Yes	Compensation, Nominating and Corporate Governance

Arve Hanstveit	67	1995	CFO of Foldstar, Inc.	Yes	Nominating and Corporate Governance (Chair), Audit

Lisa A. Pollina	57	2021	Former Vice Chairman of RBC Capital Markets	Yes	Audit, Compensation

Pamela L. Tondreau	62	2019	Executive Vice President and Chief Legal Officer of onsemi	Yes	Compensation (Chair), Nominating and Corporate Governance

(1)As of Record Date, April 11, 2022.

2021 Performance Highlights

Highlights

Despite the worldwide challenges related to COVID-19, during the year:

•New large greenfield plant installations and brownfield retrofits, and plant level resupply of critical components drove product revenues to exceed $103.9 million.
•We announced the first contract of our PX G1300 to a U.S. supermarket chain.
•We announced contracts to supply the Ultra PX® to support the industrial wastewater treatment operations of two Chinese lithium-ion battery manufacturing facilities, as well as contracts with chemical manufacturing, landfill leachate and natural gas plants in China.
•We announced our joint-marketing effort with a global leader in purification and specialty-separation technologies, to spread the knowledge of advanced solutions improving the efficiency of many industrial wastewater treatment systems and the benefits of pairing our Ultra PX with third-party membranes in industrial wastewater treatment systems.
•We issued our second annual Environmental, Social and Governance (“ESG”) report.

Energy Recovery, Inc. — 2022 Proxy Statement | 3

•We entered into a new $50.0 million credit agreement with JPMorgan Chase Bank, N.A. in December 2021 to replace our existing $16.0 million loan and pledge agreement with Citibank, N.A. This new credit agreement will provide us with additional capital for growth and expansion into emerging markets utilizing our pressure exchanger technology.

Financial Performance

In 2021, we delivered on our commitment to our shareholders and continued to make substantial progress on our ambitious growth plans.

•Total product revenue of $103.9 million, an increase of 13% year-over-year; highest product revenue in Company history.	Product Revenues
•Healthy product gross margin of 68.6% despite COVID-19 challenges.	$103.9M
•One and three year Total Shareholder Return on Investment of 58% and 219%, respectively.	13% increase from prior year
•Operating cash flow of $13.5 million.	Product Gross Margin
•Net income of $15.2 million, or $0.26 per diluted share.	69%
•Launched and received our first order of our new PX G1300 for commercial refrigeration.	77 basis point decrease from prior year
•Issued our second annual Environmental, Social and Governance (“ESG”) report.	Net Income

$15.2M

COVID-19 Update

As the COVID-19 pandemic continues to affect the world, we remain focused on the health and safety of our employees, customers and suppliers while maintaining our commitment to our shareholders. The COVID-19 pandemic has undoubtedly created significant uncertainty and operational disruption to many companies. While we have maintained the pace of our manufacturing activities, a portion of our workforce continue to work remotely. We will continue to monitor all developments and evaluate local conditions and regulations before we fully transition all employees back to our offices. We also implemented additional benefits for our employees to assist them and their families during this time.

Energy Recovery, Inc. — 2022 Proxy Statement | 4

Diversity and Inclusion

At Energy Recovery, we believe that different perspectives lead to better outcomes. Diversity at Energy Recovery encompasses not only gender, race and ethnicity, but also differing backgrounds and experience. While we have a very diverse workforce in many aspects, we believe we can do better. We are at the initial stages of establishing a formal diversity, equity and inclusion (“DE&I”) program to further enhance diversity within our workforce. We are committed to creating a work environment that engages all the viewpoints and styles that our diverse teams have to offer.

Board Diversity

    3/8 WOMEN    2/8 PEOPLE OF COLOR    7/8 INDEPENDENT    7.5 YRS. AVG. TENURE

Stockholder Engagement and Governance Highlights

We believe that strong corporate governance includes consistent engagement with our stockholders. We engage with stockholders on a variety of topics throughout the year to ensure that we are addressing questions and concerns and to seek input on policies and practices. Our management team, including our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and VP of Investor Relations, regularly engage in meaningful dialogue with our stockholders through quarterly earnings calls, industry conferences and other channels of communication, which we regularly share with the Board. Stockholders may communicate with our Board as set forth under “Communication between Stockholders and Directors” on page 31.

Energy Recovery, Inc. — 2022 Proxy Statement | 5

In addition, our Board regularly assesses and refines our corporate governance policies and procedures to take into account evolving best practices and the valuable feedback of our shareholders and other stakeholders who have provided important external viewpoints that inform our decisions and strategy. For example, at last year’s Annual Meeting, a key proposal involved the phased declassification of our Board over a three-year period. Other governance highlights include:

✔    Implemented proxy access rights for shareholders
✔    One class of outstanding shares with each share entitled to one vote
✔    Independent oversight – 7 of 8 directors are independent (all except the CEO)
✔    Lead Independent Director with robust responsibilities
✔    100% independent Board Committees
✔    Active Board oversight of the Company’s strategy, risk management and ESG
✔    Focus on diversity
✔    Prohibition on hedging or pledging Company stock
✔    Stringent clawback policy
✔    Rigorous director and executive stock ownership guidelines

Energy Recovery, Inc. — 2022 Proxy Statement | 6

Executive Compensation Highlights

Our compensation decisions were aligned with the Company’s strong financial and operational performance in 2021 and reflected our focus on variable, at risk compensation. Our compensation is intended to reward performance and sustained growth over the long term.

Our CEO and other executive officers have demonstrated their commitment to fair pay and pay for performance. We are committed to effective compensation governance, as demonstrated by the following compensation policies and practices:

What We Do		What We Don’t Do
✔	Substantial portion of compensation is at-risk	✘	No repricing
		✘	No gross-ups
✔	Long-term vesting to promote retention	✘	No excessive perquisites
		✘	No executive retirement plan benefits
✔	Stock Ownership Guidelines	✘	No guaranteed bonuses or annual equity awards
✔	Double trigger change in control severance
		✘	No excessive severance
✔	At-will employment of executive officers
✔	Independent Compensation Committee
✔	Independent compensation consultant
✔	Annual executive compensation assessment tied to practices of a reasonable peer group of similar size/value public companies
✔	Risk assessment
✔	Claw-back policy
✔	Annual incentives are based on achievement of rigorous performance goals
✔	Executive compensation program does not encourage excessive risk taking

Energy Recovery, Inc. — 2022 Proxy Statement | 7

Proposal No. 1 – Election of Directors

The Board currently consists of eight directors. In March of 2022, Mr. Olav Fjell, a Class I director, notified the Board that he intends to retire from the Board at the conclusion of his current board term and, consequently, will not stand for re-election at the Annual Meeting. The Board has accepted Mr. Fjell’s retirement and immediately following the Annual Meeting, the Board will consist of seven members.

Pursuant to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Board is divided into three classes - Class I, Class II and Class III. Prior to 2021, directors of each Class served staggered three-year terms. In 2021, the Board and its stockholders approved an amendment to the Company’s Certificate of Incorporation to declassify the Board to allow for the Company’s stockholders to vote on the election of the entire Board on an annual basis rather than on a staggered basis. The amendment provided for the phased declassification over a three-year period, starting with the 2021 Annual Meeting, where:

•at the 2021 Annual Meeting, the Class I directors were elected to hold office for a term of one year;
•at the 2022 Annual Meeting, each of the Class I directors and the Class II directors will be elected to hold office for a term of one year; and
•at the 2023 Annual Meeting, and at each meeting of stockholders thereafter, all directors will stand for election for one-year terms.

At the Annual Meeting, you will be asked to elect two (2) Class I Directors and three (3) Class II Directors. Each of the five (5) nominees identified in this Proxy Statement has been nominated by our Nominating and Corporate Governance Committee and Board for election to a one-year term expiring at our 2023 Annual Meeting. All nominated directors are standing for re-election and each has consented, if elected as a director of the Company, to serve until their term expires.

Director Nominees (New Term Expiring in 2023)	Continuing Directors (Existing Term Expiring in 2023)	Retiring Directors
Class I	Class III	Olav Fjell
Joan K. Chow	Alexander J. Buehler
Lisa A. Pollina	Robert Yu Lang Mao

Class II
Sherif Foda
Arve Hanstveit
Pamela L. Tondreau

Energy Recovery, Inc. — 2022 Proxy Statement | 8

In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible. In such event, the specific nominees to be voted for will be determined by the proxy holders. The Board has no reason to believe that the person named below will be unable or unwilling to serve as a director, if elected. The nominee for director who receives the greatest number of votes will be elected.

A plurality of the shares voted for the nominee at the meeting is required to elect the nominee as a director.

Director Criteria and Qualifications

In connection with the selection and nomination process, the Nominating and Corporate Governance Committee reviews the experience, skills, expertise, backgrounds and other attributes of each individual candidate in the context of the Board as a whole, with the objective or maintaining a group of directors that can further the success of the Company. The Nominating and Corporate Governance Committee considers a number of important factors in determining whether to re-nominate incumbent directors and in evaluating new director candidates, including:

•satisfaction of director criteria set forth in the Nominating and Corporate Governance Committee Charter;
•for incumbent directors, the director’s participation in, and contributions to, the activities of the Board, the contents of the most recent Board assessment and attendance at meetings;
•the individual’s educational and professional background and personal accomplishments;
•expertise and experience relevant to our long-term strategy, operations and culture;
•diversity, including, but not limited to, factors such as gender, ethnicity, race, sexual orientation, and geography;
•ensuring an appropriate balance between director tenure and Board refreshment; and
•compliance with Securities and Exchange Commission (“SEC”), the Nasdaq Stock Market (“NASDAQ”) and other applicable legal and regulatory standards.

Energy Recovery, Inc. — 2022 Proxy Statement | 9

DIRECTOR NOMINEES

Class I Directors

Director Since	Name, Principal Occupation, and Other Information
December 2021	Joan K. Chow Age 61

Joan K. Chow has extensive leadership experience in retail and marketing, consumer insights, and human resources matters, and has served as senior leader at some the world’s most recognizable companies.

Ms. Chow is the former Executive Vice President and Chief Marketing Officer at ConAgra Foods, one of North America’s leading packaged food companies. Prior to that, Ms. Chow spent extensive time with Sears Holdings Corporation in various marketing roles and ultimately served as Senior Vice President and Chief Marketing Officer for Sears Retail. She has also held executive positions with Information Resources Inc., Johnson & Johnson Consumer Products, Inc. and the Greater Chicago Food Depository.

Ms. Chow currently serves as Chair of the Compensation Committee and a member of the Governance Committee at Welbilt, Inc. and is also a director at High Liner Foods and Spectrum Brands. She has previously served as a Director of The Manitowoc Company, RC2 Corporation, and Feeding America. The Board selected Ms. Chow because of her extensive executive and marketing experience as well as her prior public company board experience, which provides her unique insight on key board and company issues.

Education
B.A. Cornell University and an M.B.A. from the Wharton School at the University of Pennsylvania

Current Board Committees
Audit Committee (Member)

Energy Recovery, Inc. — 2022 Proxy Statement | 10

Director Since	Name, Principal Occupation, and Other Information
September 2021	Lisa A. Pollina Age 57

Lisa A. Pollina is a business executive and Board member who has negotiated over $50 billion in corporate development deals in financial services, business services and the technology sectors. She currently serves on the Board of Directors for Munich RE for the Americas (FRA: MUV2) and provides private equity advisory for alternative asset manager Ares Management (NYSE: ARES). She is the former Vice Chairman for RBC Capital Markets (NYSE: RY), and the Global Financial Institutions Executive for Bank of America Securities (NYSE: BAC).

She has served other Boards as Audit Committee Chair, Risk Committee Chair, and Chair of the Finance & Capital Committee during her Board governance career which began in 2010. These include Independent Board and advisory roles for Northwestern Mutual (private), Two Harbors Investment Corp. (NYSE: TWO), DTCC (private industry group), and Ritchie Brothers Auctioneers (NYSE: RBA), among others.

A Board member of The Atlantic Council of the United States, she is involved with its transatlantic programs including those for alternative energy sources in the Global Energy Center and initiatives related to technology in the GeoEconomics Program. Named one of the “Top 25 Most Powerful Women in Finance” by American Banker, Ms. Pollina has taught strategy at Yale and corporate finance at the University of Chicago. The Board selected Ms. Pollina because of her extensive executive and finance experience as well as her prior public company board experience, including on the audit committee, which provides her unique insight on key board and company issues.

Education
Undergraduate degree from Western Michigan University and an MBA from Yale School of Management

Current Board Committees
Audit Committee (Member)
Compensation Committee (Member)

Energy Recovery, Inc. — 2022 Proxy Statement | 11

Class II Directors

Director Since	Name, Principal Occupation, and Other Information
September 2016	Sherif Foda Age 53

Sherif Foda is an experienced executive with more than two decades of oil and gas industry experience from around the globe. Mr. Foda currently serves as the Chairman and Chief Executive Officer of National Energy Services Reunited (NASDAQ: NESR), roles that he has held since June 2017. Previously since 2016, Mr. Foda was the Senior Advisor to the Chairman of Schlumberger. Previously from 2013 to 2016, Mr. Foda served as an Executive Officer and the Group President of Schlumberger Production, based in Houston, managing the different business segments of Schlumberger related to oil & gas producing fields, including Fracturing business, cementing, Well Services and Interventions, Completions, Artificial Lifts, and production businesses. From 2011 to 2013, Mr. Foda was the President of Schlumberger Europe and Africa, based in Paris. In this capacity, he managed all the different businesses, activities and operations for Schlumberger from South Africa to Norway. Prior to that, Mr. Foda held several other senior corporate and operations positions with Schlumberger in Houston, Texas, the Middle East and Europe. In addition, Mr. Foda worked in the information technology and computer industries in Egypt.

The Board selected Mr. Foda as a director because he brings a unique perspective to the Board and has significant experience with issues, trends and opportunities within the oil & gas industry that enable Mr. Foda to provide valuable expertise when evaluating the Company’s oil & gas business.

Education
BSc in Electronic from Ain Shams University, and a BAC in Science from College de la Salle, both in Cairo

Current Board Committees
Compensation Committee (Member)
Nominating and Corporate Governance Committee (Member)

Energy Recovery, Inc. — 2022 Proxy Statement | 12

Director Since	Name, Principal Occupation, and Other Information
January 1995	Arve Hanstveit Age 67

Arve Hanstveit is the Chief Financial Officer at Foldstar, Inc. Previously, he served as Partner and Vice President of ABG Sundal Collier, a Scandinavian investment bank, where he was responsible for advising U.S. institutional investors on equity investments in Nordic companies between August 1997 and November 2010. Prior to joining ABG Sundal Collier, Mr. Hanstveit worked as a securities analyst and as a portfolio manager for TIAA-Cref, a large U.S. institutional investor. From February 2007 to January 2010, Mr. Hanstveit served on the Board of Directors of Kezzler AS, a privately-held Norwegian company, which delivers secure track and trace solutions to the industry. He is also a member of the Norwegian American Chamber of Commerce and the New York Angels, an independent consortium of individual accredited angel investors that provide equity capital for early-stage companies in the New York City area.

The Board selected Mr. Hanstveit as a Director because of his early investment in the Company, his years of experience as a portfolio manager and securities analyst, his detailed understanding of global financial markets, and his extensive knowledge of the Company, its products, and markets.

Education
B.A. in Business from the Norwegian School of Management and an M.B.A. from the University of Wisconsin, Madison

Current Board Committees
Audit Committee (Member)
Nominating and Corporate Governance Committee (Chair)

Energy Recovery, Inc. — 2022 Proxy Statement | 13

Director Since	Name, Principal Occupation, and Other Information
July 2019	Pamela L. Tondreau Age 62

Pamela L. Tondreau was elected as Lead Independent Director in May 2020. Ms. Tondreau joined ON Semiconductor Corporation (now onsemi (NASDAQ: ON), as Executive Vice President and Chief Legal Officer in October 2021. Previously, she served as a consultant to Infineon Technologies AG, which purchased Cypress Semiconductor Corporation (“CY”) on April 16, 2020 until July 1, 2020. Prior to her consulting role, Ms. Tondreau served as Chief Legal Officer, Corporate Secretary and Executive Vice President of Human Resources of CY from 2014 through 2016. Ms. Tondreau is a member of the Alumni Board of McGeorge School of Law. Prior to her tenure with CY, Ms. Tondreau was an executive with Hewlett-Packard Corporation (“HP”) from 1999-2012 holding various positions including Chief Intellectual Property Counsel, Deputy General Counsel to the Chief Technology Officer, counsel to the Technology Committee of the Board, counsel for the networking business including leading the acquisition of 3Com and integrating the China entity into HP.

Ms. Tondreau has extensive experience in the areas of intellectual property strategy, corporate governance and executive compensation, enterprise risk management and domestic and international mergers and acquisitions. The Board selected Ms. Tondreau as a director because of her experience as a technology executive and General Counsel and her knowledge and experience with corporate governance, compliance, intellectual property, policy and M&A.

Education
Undergraduate degree from the University of California at Berkeley and a Juris Doctor degree from McGeorge School of Law

Current Board Committees
Compensation Committee (Chair)
Nominating and Corporate Governance Committee (Member)

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF
JOAN K. CHOW AND LISA A. POLLINA AS CLASS I DIRECTORS, AND
SHERIF FODA, ARVE HANSTVEIT AND PAMELA L. TONDREAU
AS CLASS II DIRECTORS.

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Continuing Class III Directors

Director Since	Name, Principal Occupation, and Other Information
February 2015	Alexander J. Buehler Age 46

Alexander J. Buehler is currently serving as the interim Chief Executive Officer and a member of the Board of Directors of LiqTech International (NYSEMKT:LIQT). Previously, he served as President & CEO of the Brock Group, a leading provider of soft-craft services to the petrochemical, oil & gas refining, power, pharmaceutical, and LNG industries. From 2017 to 2021, he served as Executive Vice President for Global Resources at Intertek, a global, publicly-traded company headquartered in London and major provider of assurance, testing, inspection, and certification services. Previously, he served at Energy Maintenance Services (“EMS”) from July 2014 to September 2017, first with a brief stint as Chief Financial Officer and then as President & Chief Executive Officer, during which time he steered the company through the market downturn in oil & gas, repositioned the business as a leading integrity maintenance company, and led the marketing and sale of the business to First Reserve, a leading private equity company in the oil & gas space. He became a member of the Company’s Board of Directors in February 2015. From 2011 to 2014, Mr. Buehler served as Energy Recovery’s Chief Financial Officer. From 2004 to 2011, Mr. Buehler held executive-level positions at Insituform Technologies, Inc. (now Aegion Corporation), a global leader in water infrastructure technology and services for municipalities and industry, including oil and gas. While at Insituform, Mr. Buehler worked in the U.S and abroad, most recently as Vice President of Europe, leading all European operations from its regional headquarters in Paris, France.

With substantial experience across industrial end markets (water, energy), including products and services, with multiple C-level roles at publicly traded and private equity-backed companies, Mr. Buehler is a highly impactful business executive with years of experience in leadership, general management, strategy, financial oversight and operational execution. He currently serves as a board member and was previously Chair of the Audit Committee for LiqTech International and has previously served as a board member and Chair of the Audit Committee for Viscount Systems.

The Board selected Mr. Buehler to serve as a director because of his substantial experience in the global water, oil & gas and manufacturing industries, his knowledge of the Company and its products and his executive and financial experience.

Education
B.S. in Civil Engineering from the United States Military Academy at West Point and an M.B.A. in Finance from the Wharton School at the University of Pennsylvania

Current Board Committees
Audit Committee (Chair)
Compensation Committee (Member)

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Director Since	Name, Principal Occupation, and Other Information
September 2010	Robert Yu Lang Mao Age 78

Robert Yu Lang Mao was appointed Chairman of the Board in March 2019. Mr. Mao was appointed President and Chief Executive Officer in May 2020 and Interim President and Chief Executive Officer in November 2019. Mr. Mao has more than thirty years of executive experience in the technology and telecommunications industries across Asia, the United States, and Europe. Mr. Mao previously served as a Board Director of Hon Hai Precision Ind. Co. Ltd (Foxconn) during 2018 to 2019, the world’s largest contract manufacturer supplying high tech products to world leading companies including Apple, Amazon, Dell, Microsoft, and Hewlett-Packard Company (Hewlett-Packard). Foxconn is a public company listed on the Taiwan Stock Exchange. In addition to serving on Energy Recovery’s Board of Directors, he also serves on the Board of Directors of privately held Ubee Interactive Corporation, a supplier of broadband access equipment and devices to multimedia and telecom service providers worldwide. In 2013 Mr. Mao was named Chairman, China Region for Hewlett-Packard Company (Hewlett-Packard). He retired from Hewlett-Packard in 2016. Mr. Mao served as CEO of 3Com Corporation (3Com) from 2008 to 2010 and completed the sale of 3Com to Hewlett-Packard in 2010. Mr. Mao was also a Board Director of 3Com from 2007 to 2010. 3Com was a NASDAQ listed S&P 500 company providing computer networking and security solutions and products to public and private enterprises worldwide. Prior to 3Com Corporation, he worked for Nortel Networks, a broad-based communications technology company, as CEO of the company’s Greater China operations from 1997 to 2006. Before joining Nortel, he was regional president of the Greater China region for Alcatel-Lucent from 1995 to 1997. He also held executive positions at Alcatel and ITT in Asia and the United States.

The Board selected Mr. Mao to serve as a director because of his prior executive experience helping technology companies and equipment manufacturers expand into new product and geographic markets, his knowledge of the China market, his strong strategic and analytic skills, and his many years of experience as board director in public and private companies based in high technology industries. He has a long record of distinction serving in senior executive management positions with a number of multi-national companies including serving as CEO of an U.S. public traded billion-dollar company selling into world markets. He has also started and grown new ventures in the high technology industries. Mr. Mao possesses the experience, qualification, attributes and skills to serve as a Board Director of our Company.

Education
B.S. in Material Science and a M.S. in Metallurgical Engineering from Cornell University and a M.B.A. in Management from the Massachusetts Institute of Technology (MIT)

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INFORMATION ABOUT THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE MATTERS

Corporate Governance Overview

Director Independence		Best Practices
✓	6 of 7 continuing directors are independent (all except the CEO)	✓	Focus on Diversity
		✓	Active Board oversight of the Company’s strategy, risk management and ESG
✓	Lead Independent Director with robust responsibilities
		✓	Rigorous Director and executive stock ownership guidelines
✓	100% independent Board Committees
✓	Regular executive sessions of independent directors	✓	Prohibition on hedging or pledging Company stock
✓	Committees authorized to hire third party advisors	✓	Moving to Declassified Board by 2023 Annual Meeting
		✓	Significant director refreshment

Accountability		Stockholder Rights
✓	Annual Board and Committee evaluations	✓	Proxy access rights for stockholders
✓	Stringent clawback policy	✓	One class of outstanding shares with each share entitled to one vote

We are committed to maintaining superior governance practices that represent the long-term interests of our stockholders. Our governance framework is designed to promote governance transparency and ensure our Board has the necessary authority to review and evaluate our business operations and make decisions that are independent of management and in the best interests of our stockholders. We regularly assess and refine our corporate governance policies and procedures to take into account evolving best practices. For example, in March 2022, the Board adopted Corporate Governance Guidelines that provide a framework for governance of the Company as a whole and describe the principles and practices that the Board follows in carrying out its responsibilities. The Corporate Governance Guidelines address the roles of the Board and management, the composition, structure and polices of the Board and its committees, the responsibilities of the Chairman and Lead Independent Director, expectations and responsibilities of directors, evaluation of Board and committee performance and other related matters. The Nominating and Corporate Governance Committee is responsible for periodically reviewing the Corporate Governance Guidelines to ensure that they reflect the best interests of both the Company and its stockholders and that they comply with all applicable rules and regulations.

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Key Corporate Governance Documents

The Company’s commitment to good corporate governance is reflected in our key governance documents, listed below, which are available online at https://ir.energyrecovery.com/websites/energyrecover/English/6300/corporate-governance.html.

•Corporate Governance Guidelines
•Amended and Restated Certificate of Incorporation (the “Charter”)
•Amended and Restated Bylaws (the “Bylaws”)
•Audit Committee Charter
•Compensation Committee Charter
•Nominating and Corporate Governance Committee Charter
•Code of Business Conduct and Ethics

Leadership Structure

The Board is responsible for establishing and maintaining the most effective leadership structure for the Company. Historically, the Board has determined that the roles of the Chairman of the Board and the Chief Executive Officer should be separate, with the Chairman being an independent director, because that structure affords independent Board leadership and allows the Chief Executive Officer to concentrate on the Company’s business. Nevertheless, the Board believes it is appropriate to retain the discretion and flexibility to change the structure from time to time as needed to provide appropriate leadership for the Company given the specific circumstances then facing the Company.

The Board is currently led by Mr. Robert Yu Lang Mao, our Chairman, President and Chief Executive Officer, and Ms. Pamela L. Tondreau, our Lead Independent Director. The Company believes that our current structure is appropriate at this time as it strikes a balance between effective and efficient Company leadership and oversight by the independent directors.

The Board believes that having Mr. Mao serve as both Chairman and Chief Executive Officer is the most effective leadership structure for the Company at this time. Energy Recovery is at an inflection point in its development as it transitions from a company focused on a single industry since its inception, desalination, to one focused on leveraging its unique intellectual property (“IP”) to develop its pressure exchanger technology into a more diverse set of industries. In addition, the Company is focused on rapid growth, evolving from a small niche company, to a larger more diversified one which demands a new look at operations to assure success. Mr. Mao has over 30 years of experience in the technology and telecommunications industry worldwide, with extensive experience in incubating new and developing technologies, and prior service as a director of other large public companies. This experience makes him uniquely well positioned to lead the Company’s business, operations and strategy during this transition.

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The combination of the Chief Executive Officer and Chairman roles allows consistent communication and alignment throughout the Company, assuring effective and efficient implementation of corporate strategy and is important in unifying our team members, including the members of the Board, behind a single vision. The combination of the Chief Executive Officer and Chairman roles is balanced by our strong Lead Independent Director position, by the independence of all our other directors, each of whom has significant business experience and by the three principal committees of the Board, each of which consists solely of independent directors.

The Lead Independent Director is an important element of ensuring strong independent Board leadership. We believe the Lead Independent Director provides the Company and the Board with the same independent leadership, oversight and benefits that would be provided by an independent chairman. Our Lead Independent Director is chosen by the independent directors. In May 2020, Ms. Pamela L. Tondreau was elected the Lead Independent Director, succeeding Mr. Arve Hanstveit. Ms.  Tondreau has been a member of the Board since 2019 and she currently serves as the Chair of the Compensation Committee and a member of the Nominating and Corporate Governance Committee. Ms.  Tondreau’s extensive corporate and legal experience make her qualified to serve as Lead Independent Director of our Board.

The Lead Independent Director’s duties include consulting with our Chairman and Chief Executive Officer and presiding over meetings of the Board at which the Chairman is not present, including executive sessions of the Board and the independent directors. The Lead Independent Director’s duties also include facilitating discussions among independent directors on key issues and concerns outside of Board meetings, serving as a liaison between the Chairman and the other directors, reviewing information to be sent to the Board, collaborating with the Chairman and other members of Company management to set meeting agendas and Board information, assisting the chairs of the committees of the Board as requested, and performing such other functions and responsibilities as requested by the Board or the independent directors from time to time. In performing the duties described above, the Lead Independent Director is expected to consult with, and does consult with, the chairs of the appropriate Board committees.

Board of Directors

The number of directors is fixed by our Board of Directors, subject to the terms of our Charter and the Bylaws. Our Board of Directors currently consists of eight directors. However, in March 2022, Mr. Olav Fjell, a Class I director, notified the Board that he intends to retire from the Board upon the conclusion of his current board term and, consequently, will not stand for re-election at the Annual Meeting. The Board has accepted Mr. Fjell’s retirement and immediately following the Annual Meeting, the Board will consist of seven members.

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Directors as of the Record Date

In accordance with our Charter and the Bylaws, our Board of Directors is divided into three classes. Prior to the Annual Meeting, the Board consisted of:

					Committee Memberships
Director	Age	Class I	Class II	Class III	Audit	Compensation	Nominating & Corporate Governance

Mr. Robert Yu Lang Mao	78			x

Mr. Alexander J. Buehler	46			x	Chair	Member

Ms. Joan K. Chow	61	x			Member

Mr. Olav Fjell (1)	70	x			Member		Member

Mr. Sherif Foda	53		x			Member	Member

Mr. Arve Hanstveit	67		x		Member		Chair

Ms. Lisa A. Pollina	57	x			Member	Member

Ms. Pamela L. Tondreau	62		x			Chair	Member

(1)Mr. Fjell is retiring upon expiration of his current term and will not stand for re-election at the Annual Meeting.

Board Diversity and Tenure

Our Board believes that diversity is an important aspect of an effective board. The Nominating and Corporate Governance Committee seeks to recommend individuals to the Board with, among other things, a diversity of skills, experience, expertise and perspective appropriate for the business and operation of the Company. We recognize the benefits of racial and gender diversity in the boardroom, including better reflecting our diverse customer and employee base and the healthy debate that stems from different viewpoints that may result from diverse backgrounds. Accordingly, our Board is diverse in many ways, with differing geographic, business and racial backgrounds. Fifty percent of our Board members are diverse based on gender or ethnicity.

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We believe that fresh perspectives and new ideas are critical to a forward-looking and strategic Board. At the same time, given the extremely complex nature of our business, it is equally important to benefit from the valuable experience and institutional knowledge that longer-serving directors bring to the boardroom. Our two newest Directors, Joan K. Chow and Lisa A. Pollina joined our Board in 2021. Mr. Hanstveit joined our Board in 1995, Mr. Mao joined our Board in 2010, Mr. Buehler and Mr. Fjell joined our Board in 2015, Mr. Foda, joined our Board in 2016, and Ms.  Tondreau joined our Board in 2019. The Board strongly believes that the current mix of directors provides the Company with an appropriate balance of knowledge, experience and capability, allowing us to leverage deep company experience and knowledge in addition to new viewpoints and innovative ideas among newer directors. Four out of our eight directors have served on our Board for five years or less.

Board Diversity Matrix (as of the Record Date)

Total Number of Directors	8

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	5	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	3	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	1

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Director Independence

The Nominating and Corporate Governance Committee and the Board undertake an annual review of director independence. The Nominating and Corporate Governance Committee and the Board evaluated all business and charitable relationships between the Company and the Company’s non-employee directors and all other relevant facts and circumstances. Based on information provided by each director concerning his background, employment, and affiliations, including family relationships, our Board of Directors has affirmatively determined that, except for Mr. Mao who is currently serving as an employee, none of our directors have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC, and the listing standards of NASDAQ (the “Applicable Rules”). In making these determinations, our Board of Directors considered the current and prior relationships that each director has with our Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence.

The Board of Directors also has determined that each director, except for Mr. Mao, is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Internal Revenue Code (“IRC”) Section 162(m), as amended.

The Board’s standards for determining director independence meet or exceed the Applicable Rules of the SEC and NASDAQ listing standards. In determining whether a director is “independent”, the Board considers whether the individual:

•is not an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director;
•is not, and has not at any time during the past three years been, employed by the Company;
•has not accepted, and does not have any spouse, parent, child or sibling, whether by blood, marriage or adoption, any person residing in such individual’s home, or any relative supported financially (each, a “Family Member”) who has accepted, any compensation from the Company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the determination of independence, other than (a) compensation for Board or committee service, (b) compensation paid to a Family Member who is an employee (other than an executive officer) of the Company, or (c) benefits under a tax-qualified retirement plan or non-discretionary compensation;
•is not a Family Member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

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•is not, and does not have a Family Member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than (a) payments arising solely from investments in the Company’s securities and (b) payments under non-discretionary charitable contribution matching programs;
•is not, and does not have a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity;
•is not, and does not have a Family Member who is, a current partner of the Company’s outside auditor, and was not, and does not have a Family Member who was, a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years; and
•satisfies any additional requirements for independence promulgated from time to time by NASDAQ.

Relationships Among Directors or Executive Officers

There are no family relationships among any of the directors or executive officers of the Company.

Board Self-Evaluation

Our Nominating and Corporate Governance Committee charter provides that the Nominating and Corporate Governance Committee must conduct a periodic assessment of the performance of the Board, including the committees, and provide the results to the full Board for discussion. The purpose of the review is to increase the effectiveness of the Board as a whole and of each of the committees. The assessment includes an evaluation of the Board and each committee’s contribution as a whole, of specific areas in which the Board, the applicable committee and/or management believe better contributions could be made and of the overall make-up and composition of the Board and its committees.

Board Meetings

The Board conducts its business through meetings of the full Board and committees of the Board. The Board regularly meets in executive session with only independent directors of the Board present. During 2021, the Board held 10 meetings. During 2021, no director attended fewer than 95% of all the meetings of the Board or its committees on which he or she served after becoming a member. The Company encourages, but does not require, its directors to attend the annual meeting of stockholders.

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Committees of the Board of Directors

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The primary responsibilities, membership and meeting information for the committees of our Board during 2021 are summarized below. A copy of the charter of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is available on our website at www.energyrecovery.com under the links “Investor Relations” – “Corporate Governance.”

Audit Committee

Current Members: All Independent (1)	Key Responsibilities:
Alexander J. Buehler (Chair)
•Oversees and reports to the Board with respect to the quality and integrity of the Company’s financial statements, accounting, and financial reporting processes, and audits of the financial statements and internal controls over financial reporting.

Joan K. Chow
Olav Fjell
Arve Hanstveit
Lisa A. Pollina
•Appoints, compensates, and evaluates the qualifications, independence, and performance of the independent auditor.
Meetings in 2021: 4

The Board has unanimously determined that each member of the Audit Committee meets NASDAQ’s “financial sophistication” requirements, and that Mr. Buehler has the financial education and experience to qualify as an “Audit Committee financial expert” within the meaning of SEC regulations.	•Oversees the performance of the internal audit function.
•Establishes policy standards and guidelines for the Company’s risk assessment and risk management.
•Monitors the Company’s compliance with legal and regulatory requirements, including the Company’s disclosure controls and procedures, and the Company’s anonymous whistleblower hotline.
•Reviews and approves related party transactions.
•Reviews cyber-security and other risks relevant to the Company’s information system controls and security.

(1)As of the Record Date. Upon the 2022 Annual Meeting, and assuming the Director Nominees are each elected, the Audit Committee will consist of the following directors: Alexander J. Buehler (Chair), Joan K. Chow, Arve Hanstveit and Lisa A. Pollina.

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Compensation Committee

Current Members: All Independent (1)	Key Responsibilities:
Pamela L. Tondreau (Chair)	•Review and approves the Company’s overall compensation philosophy.
Alexander J. Buehler
Sherif Foda	•Design and administers the Company’s executive compensation programs and policies that are aligned with business and compensation objectives.
Lisa A. Pollina

•Evaluate the performance of the Chief Executive Officer and approve his compensation and other terms of employment.
Meetings in 2021: 6

The Board has determined that each member is independent under NASDAQ rules and the Company’s Corporate Governance Guidelines and is a “non-employee director” as defined by Rule 16b-3 under the Exchange Act.	•Determine and approves the annual compensation of the executive officers and Section 16 officers.

•Administer the Company’s incentive and stock plans, including establishing guidelines, interpreting plan documents, selecting participants, approving grants and awards and making other decisions regarding the operation of such plans.

•Review and makes recommendations to the Board concerning director compensation.

•Retain outside advisors; directly retain and oversees its independent compensation consultant.
•Review the compensation policies and practices to determine areas of resulting risk.

(1)As of the Record Date. Upon the 2022 Annual Meeting, and assuming the Director Nominees are each elected, the Compensation Committee will consist of the following directors: Pamela L. Tondreau (Chair), Alexander J. Buehler, Joan K. Chow and Sherif Foda.

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Nominating and Corporate Governance Committee

Current Members: All Independent (1)	Key Responsibilities:
Arve Hanstveit (Chair)	•Identify and recommend to the Board, nominees to serve on the Board.
Olav Fjell
Sherif Foda	•Monitor the independence of directors of the Board and Board Committees.
Pamela L. Tondreau
•Oversees the Board and Board Committees annual evaluation process.

Meetings in 2021: 6
•Develop and oversees compliance with the Company’s corporate governance functions, including the procedures for compliance with significant applicable legal, ethical and regulatory requirements that impact corporate governance.

The Board has determined that each member is independent under NASDAQ rules.

•Review and makes recommendations to the Board with respect to the Company’s corporate governance practices.

•CEO succession planning.
•Senior Management succession planning.

(1)As of the Record Date. Upon the 2022 Annual Meeting, and assuming the Director Nominees are each elected, the Nominating and Corporate Governance Committee will consist of the following directors: Lisa A. Pollina (Chair), Sherif Foda, Arve Hanstveit and Pamela L. Tondreau.

The Nominating and Corporate Governance Committee considers and makes recommendations to the Board regarding any stockholder recommendations for candidates to serve on the Board. Our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board. In order to nominate a candidate for director, a stockholder must give timely notice in writing to our Secretary and otherwise comply with the provisions of our Bylaws. To be timely, a stockholder’s notice to our Secretary must be delivered to or mailed and received at our principal executive offices, in the case of an annual meeting, not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the anniversary date on which we first mailed our Proxy Statement to stockholders in connection with the immediately preceding annual meeting. If no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. In the case of a special meeting of stockholders called for the purpose of electing directors, notice must be delivered to or mailed and received not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first.

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Stockholder nominations must also include the information required by our Bylaws. Under the Bylaws, information as to each person whom the stockholder proposes to nominate for election as a director must include (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the person, (iv) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of the person, or any affiliates or associates of such person, with respect to stock of the corporation, (v) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Company) has been made by or on behalf of the person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of the Company, (vi) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, (vii) the written consent of such person to being named as a nominee and to serving as a director if elected, (viii) the written representation and agreement of such person required by Section 3.16 of the Bylaws, and (ix) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant SEC regulations. The stockholder giving notice must also provide certain other information required under our Bylaws.

A stockholder who wishes to nominate a candidate to serve on the Board should carefully review the applicable provisions of our Bylaws. Any such nomination must be made in accordance with the procedures outlined in, and include the information required by, the Bylaws. The nomination must be addressed to 1717 Doolittle Drive, San Leandro, California 94577 Attn: Secretary. You can obtain a copy of our Bylaws by writing to the Secretary at this address.

In addition, our Bylaws permit certain of our stockholders who have beneficially owned 3% or more of our outstanding common stock continuously for at least three years to submit nominations to be included in the Company’s proxy materials for a number not to exceed the greater of two (2) or twenty percent (20%) of the total number of directors then serving. Notice of proxy access director nominations for the 2023 Annual Meeting must be delivered to our Corporate Secretary at our principal executive offices no earlier than November 26, 2022, and no later than the close of business on December 26, 2022. The notice must set forth the information required by our Bylaws with respect to each proxy access director nomination that eligible stockholder or stockholders intend to present at the 2023 Annual Meeting and must otherwise be in compliance with our Bylaws.

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While the Nominating and Corporate Governance Committee does not have a written policy regarding diversity in identifying nominees for directors, the committee takes diversity into account when looking for best available candidates to serve on the Board. In the past, when new directors have been added to our Board, the Board or Nominating and Corporate Governance Committee has endeavored to select director candidates who have business, scientific, or regulatory specializations; technical skills; or other backgrounds that increased the range of experience and diversity of perspectives within our Board in ways that pertain to our current and future business goals. The Committee also considers diversity in terms of gender, ethnic background, and national origin.

There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or by the Nominating and Corporate Governance Committee itself.

In reviewing potential candidates for the Board, the Nominating and Corporate Governance Committee considers numerous factors including:

•whether or not the person has any relationships that might impair his or her independence, such as any business, financial, or family relationships with the Company, its management, its stockholders, or their affiliates;
•whether or not the person serves on boards of, or is otherwise affiliated with, competing companies;
•whether or not the person is willing to serve as, and willing and able to commit the time necessary for the performance of the duties of, a director of the Company; and
•the contribution that the person can make to the Board and the Company, with consideration given to the person’s experience in the fields of energy, technology, and manufacturing as well as leadership or entrepreneurial experience in business or education.

Of greatest importance is the individual’s integrity and ability to bring to the Company experience and knowledge in areas related to the Company’s current and future business. The Board intends to continue using these criteria to evaluate candidates for election to the Board.

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Board Role in Risk Management

The goal of the Company’s risk management process is to understand and manage material risks impacting our business. Management is responsible for identifying and managing the risks, while directors provide oversight to management in this process, which is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance to enhance stockholder value. A fundamental part of risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate. Management is responsible for establishing our business strategy, identifying and assessing the related risks and establishing appropriate risk management practices.

The Board of Directors

The Board, either directly or through one or more of its committees, reviews our business strategy and management’s assessment of the related risk and discusses with management the appropriate level of risk. The Board relies on each Board committee to oversee management of specific risks related to that committee’s function. While the Board is responsible for setting, monitoring, and maintaining the Company’s risk management policies and practices, the Company’s executive officers, and members of our management team, are responsible for implementing and overseeing our day-to-day risk management processes.

Certain risks are reviewed and discussed with the entire board, such as (but not limited to):

•Significant commercial risks	•Strategy
•Capital market risks	•Competitive developments
•Material legal or reputational matters	•Risks related to ESG
•Mergers and acquisitions

Audit Committee

Our Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the Board. The Audit Committee charter provides that the Audit Committee should discuss and consider the process by which senior management of the Company and the relevant departments assess and manage the Company’s exposure to risk and discuss the Company’s major financial risk exposure and the steps management has taken to monitor, control, and report such exposures. In addition, the Audit Committee reports to the Board of Directors, which also considers the Company’s risk profile. The Audit Committee and the Board of Directors obtain input from management regarding the most significant risks facing the Company, the Company’s risk management strategy, and that the risks undertaken are consistent with the Board’s tolerance for risk.

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Risks reviewed and discussed by the Audit Committee include (but not limited to):

•Financial statements and financial risk exposures	•Oversight of overall risk management processes and policies
•Tax strategy and related risks
•Business ethics and anti-corruption program	•Accounting, controls and financial disclosures
•Significant commercial risks

Compensation Committee

The Compensation Committee oversees compensation risk management by participating in the creation of, and approving, compensation structures that create incentives that encourage an appropriate level of risk-taking behavior consistent with our business strategy.

•Executive compensation philosophy and program design	•Diversity and inclusion
•Talent management
•Executive development and leadership	•Turnover and employee risks

Role of Independent Directors

In addition to the oversight provided by our full Board of Directors, Audit Committee, Compensation Committee, executive officers and the members of our management team, our independent directors hold regularly scheduled executive sessions as often as they deem appropriate, but in any event at least four times each year. These executive sessions provide an additional avenue through which we monitor the Company’s risk exposure and policies regarding risk management.

Cybersecurity

We rely on our information technology (“IT”) and data systems in connection with many of our business activities. As the role of technology in our business expands, so too does the importance of cybersecurity. We take protecting our brand, systems, data, intellectual property, and customer and employee information, seriously. We actively monitor and manage our IT for security risks (e.g., cybersecurity risks), and look to mitigate these risks through enterprise-wide programs, annual employee training and vulnerability assessments. We have made, and continue to make, investments in a skilled IT workforce and leadership, and critical technologies.

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Our enterprise-wide programs include endpoint security and encryption, network intrusion prevention and detection, a system for managing and installing patches for third-party applications, and security information and event management (“SIEM”) systems that monitor our infrastructure and alert our security operations center of potential cybersecurity issues. We strictly regulate and limit all access to servers and networks at our facilities. Local network access is restricted by domain authentication, using stringent access control lists and virtual local area networks (“VLAN”). Multi-factor authentication is used to build an additional layer of security for remote-work access to critical applications. Our information security department regularly performs penetration testing and we engage a third-party penetration testing company to conduct penetration tests to identify and remediate any issues.

Under our enterprise-wide approach to risk management, cybersecurity is “high-level” risk that is reported to, and overseen by, our Audit Committee of the Board of Directors, which consists of five (5) non-employee independent directors, of which one of these directors has information systems experience. In addition to the enterprise-wide initiatives, we purchase cybersecurity insurance to protect against a wide range of costs that could be incurred in connection with cybersecurity-related incidents. We continually strengthen and enhance our programs and controls around people, process and technology, and apply risk-based strategies to enhance prevention, detection, and response efforts.

Compensation Committee Interlocks and Insider Participation

During 2021, the following directors were members of the Compensation Committee: Pamela L. Tondreau (Chair), Alexander J. Buehler, Sherif Foda, Ole Peter Lorentzen and Lisa A. Pollina. No member of the Compensation Committee, other than Mr. Buehler, was at any time during fiscal year 2021 or at any other time, an officer or employee of the Company, or had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. Mr. Buehler previously served as the Chief Financial Officer of the Company from 2011 to 2014. None of our current executive officers serve on the Compensation Committee or the Board of Directors of another entity whose executive officer(s) serve(s) on the Company’s Compensation Committee or Board of Directors.

Communication between Stockholders and Directors

Our Board currently does not have a formal process for stockholders to send communications to the Board. The Company, however, makes every effort to ensure that the views of stockholders are heard by the Board or individual directors and that the Company responds to stockholders on a timely basis. The Board does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to convey questions, comments, and observations that could be useful to the Board. Stockholders wishing to formally communicate with the Board may send communications directly to Secretary, Energy Recovery, Inc., 1717 Doolittle Drive, San Leandro, California 94577.

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Codes of Business Conduct and Ethics

Our employees, including our principal executive officer and principal financial and accounting officer, and our directors are governed by a code of ethics of the Company (the “Codes of Ethics”). The Codes of Ethics require our employees and directors to conduct Company business in the highest legal and ethical manner. The Codes of Ethics meet the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K and the requirements of a code of business conduct and ethics under applicable NASDAQ listing standards. The full texts of the Codes of Ethics and further details regarding the scope of each of the Codes of Ethics are available on our website at www.energyrecovery.com under the links “Investor Relations”—“Corporate Governance.” Any amendments to or waivers from the Codes of Ethics will be posted at this location on our website as required by applicable SEC and NASDAQ rules.

Environmental, Social and Governance Program

While our business has always been aligned with sustainability issues such as addressing global water scarcity and improving energy efficiency, the launch of a formal Environmental, Social and Governance (“ESG”) program in 2019 reflects our commitment to continuous improvement as we strive to become a more sustainable and resilient business. Ultimately, we believe that the strategic integration of ESG principles into how we operate as a company complements our products’ inherent value proposition: making our customers’ operations more efficient and environmentally sustainable. This approach can help us achieve our ultimate goal of balancing long-term growth with strong governance, responsible business policies and practices, and positive environmental impact.

Our corporate governance structure is highly focused on effectively managing risk and preserving long-term value for the benefit of our shareholders, our employees, and the broader ecosystem in which we operate. Such risk management is inclusive of ESG oversight at the Board, senior leadership, and management levels to ensure a congruent and action-driven approach to ESG across the organization. To enable effective oversight, we provide on-going education regarding ESG to these groups.

As we continue our ESG journey, our Board has identified ESG as a corporate priority, and thus we remain steadfast in our commitment to make ESG a critical topic of conversation at the entire Board level, rather than allocate it to a particular committee. The Board’s review includes relevant ESG topics, risks, general considerations, and opportunities. The Board has been instrumental in guiding the progression of our ESG program, including direct involvement in our materiality assessment completed in 2021 and review of incremental KPIs disclosed and goals set.

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In September 2021, we released our 2nd annual ESG report, which details our efforts to accelerate the environmental sustainability of our customers’ operations and enhance the management of ESG issues in our own operations. The report outlines our ESG goals and aligns to leading sustainability frameworks and reporting standards, including the Sustainability Accounting Standards Board as well as select disclosures from the Global Reporting Initiative and the United Nations Sustainable Development Goals. Our ESG efforts resulted in an increase in our MSCI, Inc. (“MSCI”) rating position from “BBB” to a rating of “A” in February 2021, leading to our inclusion in the MSCI USA Small Cap Leaders Index.

Our ESG goals were set following a materiality assessment and focus on four key ESG topics – Employees, Environmental & Climate Change Risks, Innovation & Opportunity and Products – that both we and key stakeholders identified as highly influential to our business success. Our top-line ESG goals are as follows:

Employees
•Develop workforce to deliver sustainable, diversified growth
•Protect the lives and livelihoods of our employees by providing a safe and healthy work environment

Environmental & Climate Change Risks
•Report climate-related risk strategy and management aligned with the Task Force on Climate-related Financial Disclosures (“TCFD”) recommendations by the end of fiscal year 2024; and
•Certification to the International Organization for Standardization (“ISO”) 14001 environmental management standard by the end of 2022

Innovation & Opportunity
•Double emissions reductions from our products by the end of fiscal year 2025 versus fiscal year 2019 baseline

Products
•Deliver products and solutions customers can trust

Our top-line ESG goals are paired with quantitative targets and key performance indicators to promote transparency and equip our stakeholders to hold us accountable for our ESG performance.

Our ESG report, in its entirety, can be found on our website at https://bit.ly/ERI-ESG.

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Director Compensation

When establishing and reviewing our non-employee directors’ compensation, we consider the level of work and involvement the directors have with our business. We also consider compensation paid to directors in the marketplace generally and at our peer group companies. In 2021, we also had our independent compensation consultant perform a Board compensation assessment. For fiscal year 2021, we compensated our non-employee directors as follows:

Annual Compensation Structure	Retainer Fee
$
Board Fees (Total)	150,000
Cash Retainer	50,000
Equity Retainer	100,000

Committee and Lead Independent Director Fees
Lead Independent Director	15,000
Chair of Audit Committee	15,000
Chair of Compensation Committee	10,000
Chair of Nominating and Corporate Governance Committee	5,000

As an employee, Mr. Mao was not eligible to receive any of these cash and equity retainers for serving as our Chairman.

Cash Compensation

Annual cash retainer fees, paid in quarterly installments, are prorated and paid based on the date of appointment to the Board to the earlier date of our 2022 Annual Meeting or from their effective date of resignation from the Board, and in regards to services related to Chair positions, from the date of appointment to their Chair position to the earlier date of our 2022 Annual Meeting or from their effective date of resignation of their Chair position.

Equity Compensation

In 2021, the equity award was granted in the form of restricted stock units (“RSU”). These RSUs awards will fully vest on the date of the 2022 Annual Meeting, provided that the Director is providing service to the Board through such date. For Directors who joined the Board after the beginning of the 2021 Board term, the RSU grant date is the date of appointment to the Board and the amount of RSUs awarded were prorated based on the date of their appointment to the Board to the date of our 2022 Annual Meeting.

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Director Compensation for the Year Ended December 31, 2021

The table below summarizes the compensation paid to non-employee directors for the year ended December 31, 2021. Directors who are also our employees receive no additional compensation for their service as a director. During the fiscal year ended December 31, 2021, Mr. Mao was an employee of the Company. Mr. Mao’s compensation is discussed in “Executive Compensation”.

Director	Fees Earned and Paid in Cash	Equity Awards (1)	Total	Unvested RSU Shares Held December 31, 2021

Alexander J. Buehler (2)	$65,000	$99,993	$164,993	4,812

Joan K. Chow (3)	2,083	47,785	49,868	2,347

Olav Fjell	50,000	99,993	149,993	4,812

Sherif Foda	50,000	99,993	149,993	4,812

Arve Hanstveit (4)	52,784	99,993	152,777	4,812

Ole Peter Lorentzen (5)	24,375	—	24,375	—

Lisa A. Pollina (6)	14,583	73,063	87,646	3,743

Pamela L. Tondreau (7)	75,000	99,993	174,993	4,812

Total	$333,825	$620,813	$954,638	30,150

(1)The amount in the Equity Awards column sets forth the fair value on the grant date of the restricted stock unit awards granted in 2021 as calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Share-Based Compensation, without regard to estimated forfeitures. The method and assumptions used to calculate the fair value on the grant date of our equity awards is discussed in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ending December 31, 2021.
(2)Mr. Buehler is a director and the Chair of the Audit Committee.
(3)Ms. Chow is a director and was appointed on December 17, 2021. Ms. Chow’s compensation and granted equity awards have been prorated.
(4)Mr. Hanstveit is a director and served as the Chair of the Nomination and Governance Committee starting June 10, 2021. Mr. Hanstveit’s compensation for this position has been prorated.
(5)Mr. Lorentzen is a former director and resigned from the Board in June 2021. Mr. Lorentzen’s compensation represents fees earned from January 2021 through June 2021.
(6)Ms. Pollina is a director and was appointed on September 16, 2021. Ms. Pollina’s compensation and granted equity awards have been prorated.
(7)Ms.  Tondreau is a director and serves as the Lead Independent Director and the Chair of the Compensation Committee.

Our non-employee directors are also reimbursed for travel, lodging and other reasonable expenses incurred in connection with their attendance at Board of Directors or committee meetings.

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Stock Ownership Guidelines

The Board believes that our non-employee directors and executive officers should own and hold shares of our common stock to further align their interests with the long-term interests of stockholders and further promote our commitment to sound corporate governance. Toward this end, in April 2016, the Board adopted guidelines with respect to ownership levels of the Company’s common stock of our CEO, other executive officers, and members of our Board. These guidelines were amended in April 2017. The guidelines state that our CEO, other executive officers, and each director must beneficially own Common Stock having a value equal to:

•CEO: three times annual base salary;
•Other executive officers: one time annual base salary; and
•Non-employee directors: three times the amount of the annual cash retainer paid to directors for general service on the Board.

The guidelines were established to promote a long-term perspective in managing the Company and align the interests of our stockholders, executives, and directors.

For purposes of determining ownership under these guidelines we include shares of common stock actually owned by the covered individual or family members, certain indirect forms of ownership, such as stock held in a grantor trust for the benefit of the covered individual, as well as the net exercise or “spread” value of vested stock options. Unvested options or RSUs and the unvested portion of any performance-based restricted stock or other equity-based award are not included. Directors and executive officers were given a period of three years from the adoption of the original guidelines to meet these ownership requirements while newly appointed directors or executive officers are given a period of five years from their date of appointment to meet these requirements. Covered individuals are required to hold 25% of the net shares acquired from all equity awards after deducting shares sold to cover the exercise price and/or taxes until the applicable guideline is reached. As of December 31, 2021, all of our directors and executive officers were either exceeding the minimum stock ownership requirements or were on track to comply in the relevant timeframe.

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Prohibition on Hedging and Pledging Shares

Our insider trading policy provides that Company employees and directors may not purchase financial instruments (including prepaid variable forward contracts, equity swaps, puts, calls, straddles, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities and entering into other transactions with the same economic effect, including short sales involving the Company’s securities. Our insider trading policy further prohibits Company employees and directors from entering into borrowing or other arrangements involving non-recourse pledge of Company securities. Finally, we do not permit our directors or employees to sell a security future with respect to Company securities that establishes a position that increases in value as the value of the underlying Company security decreases.

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Proposal No. 2 – Non-Binding Advisory Vote on Executive Compensation

The Compensation Discussion and Analysis beginning on page 40 of this Proxy Statement describes the Company’s executive compensation program and the compensation decisions made by the Compensation Committee for our fiscal year ended December 31, 2021, with respect to the executive officers named in the Summary Compensation Table on page 66. The Board of Directors is asking our stockholders to cast a non-binding advisory vote to approve the following resolution:

“RESOLVED, that the stockholders of Energy Recovery, Inc. approve, on an advisory basis, the compensation of the executive officers named in the Summary Compensation Table for 2021, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the compensation tables (other than the pay ratio), and the related footnotes and narratives accompanying the tables).”

The Board is asking our stockholders to vote “FOR” this proposal because it believes that the policies and practices described in the Compensation Discussion and Analysis section of this Proxy Statement are necessary to achieve the Company’s primary objective of the executive compensation program, that of attracting, retaining, and motivating the talent we need to meet and/or exceed the strategic, operational, and financial goals of the Company. Additionally, we want to reward superior performance and align the long-term interests of our executives with our stockholders.

This proposal, commonly known as a “Say on Pay” proposal, gives you, as a stockholder, the opportunity to express your views on our executive compensation programs and policies and the compensation paid to the executive officers named in the Summary Compensation Table.

The Company’s current policy is to hold a Say on Pay vote each year. We expect to hold another advisory vote with respect to executive compensation at the 2023 Annual Meeting.

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Although your vote on this proposal is advisory and non-binding, the Compensation Committee values the views of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers. We are providing this advisory vote pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE ACCOMPANYING COMPENSATION TABLES AND THE RELATED NARRATIVE DISCLOSURE INCLUDED IN THIS PROXY STATEMENT.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our executive compensation philosophy and programs, compensation decisions made under those programs, and the factors considered in making those decisions for our “named executive officers,” who, for 2021, were:

Named Executive Officer	Title

Robert Yu Lang Mao	President and Chief Executive Officer

Joshua Ballard	Chief Financial Officer

Rodney Clemente	Senior Vice President, Water

Farshad Ghasripoor	Chief Technology Officer

William W. Yeung	Chief Legal Officer

Mr. Mao was appointed as the President and Chief Executive Officer on May 5, 2020 and served as the interim President and Chief Executive Officer from November 1, 2019. Mr. Ballard has been Chief Financial Officer since August 13, 2018. Mr. Clemente has been the Senior Vice President, Water since December 22, 2019. Prior to that, he served as the Vice President, Water since July 31, 2018 and the Vice President of Global Desalination Operations since April 29, 2015. Mr. Ghasripoor has been serving in his present position of Chief Technology Officer since November 16, 2017. Prior to that he served as the Managing Director, Engineering. Mr. Yeung has been serving in his present position of Chief Legal Officer since March 11, 2020. Prior to that he served as the General Counsel since May 27, 2016. As a group, Mr. Mao, Mr. Ballard, Mr. Clemente, Mr. Ghasripoor, and Mr. Yeung are our Named Executive Officers (“NEOs”).

The Compensation Committee of the Board of Directors has principal responsibility for establishing, implementing, and monitoring adherence to our compensation philosophy and objectives. The Compensation Committee’s duties include evaluating the performance and advising the Board on the compensation of our Chief Executive Officer, recommending director compensation, and setting the compensation of our other executive officers, as well as performing oversight of our compensation arrangements, plans, policies, and programs for employees in general.

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Executive Compensation Framework

A substantial portion of our target total direct compensation for our executives is variable, with up to 75% of compensation at risk for our CEO and up to 65% of compensation at risk on average for our other NEOs. Base salary is the only fixed component of direct compensation.

2021 Actual Compensation Allocations

    CEO (1)    NEOs (2)

Base Salary Fixed pay to attract and retain talent, based on role, level of responsibilities, and individual performance.

Annual Incentives Variable pay to incent and recognize performance in areas of short-term strategic importance.

Long-Term Incentives Equity-based pay to incent and recognize performance in areas of long-term strategic importance, promote retention and stability, and align executives with shareholders.

(1)Proportion represents the actual base salary, target annual incentive award, and grant date fair market value of actual long-term incentive awards granted in fiscal year 2021. Refer to the Summary Compensation Table for further details on actual compensation. Percentages are rounded.
(2)Proportion represents the average of all NEOs active on December 31, 2021, other than the CEO, actual base salary, target annual incentive award, and grant date fair market value of actual long-term incentive awards granted in fiscal year 2021. The long-term incentive awards includes separate one-time equity awards that may be granted from time to time during the year. Refer to the Summary Compensation Table for further details on actual compensation. Percentages are rounded.

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Additional elements of our executive compensation program include change in control compensation, post-termination compensation, standard retirement benefits and limited perquisites as appropriate to support our executive compensation philosophy.

Compensation Philosophy and Objectives

The primary objective of our executive compensation program is to attract, retain, and motivate the talent we need to meet and/or exceed the strategic, operational, and financial goals of the Company. Additionally, we want to reward superior performance and align the long-term interests of our executives with our stockholders. The guiding principles of our compensation program involve:

•incentivizing our key executives to exceed strategic, operational, and financial goals;
•attracting and retaining mission critical executive talent;
•aligning outcomes and rewards with stockholder expectations; and
•rewarding superior performance.

The Compensation Committee annually reviews the executive compensation program to ensure an appropriate alignment between our compensation policies and programs and our business needs and the interests of our stockholders. Our executive compensation programs are reviewed to ensure they achieve a balance between rewarding performance and retaining key people while accommodating a continuing effort to manage the Company’s share utilization rate to minimize the dilutive effects of equity awards to the Company’s stockholders.

In addition, the Compensation Committee reviews our compensation policies and practices to determine areas of resulting risk and the actions that we have taken, or should take, to mitigate any such identified risk. Based on the Compensation Committee’s review of our compensation policies and practices with inputs from its independent compensation consultant, we do not believe that any risks relating from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on our business.

A significant part of our executive compensation philosophy is designed to link executive compensation to our performance through at-risk compensation opportunities, providing significant reward to executives based on our success. As such, the Compensation Committee believes that our executive officers’ total compensation should be reflective of our Company’s short and long-term performance. Accordingly, a significant amount of our executive officers’ compensation is composed of performance-based bonus opportunities and equity awards, which derive their value based on both stock-based performance and Company financial and operational performance. As a result, a significant majority of our executive officers’ target total direct compensation opportunity is “at risk.” There is no assurance that the grant date fair values reported for these equity awards will be reflective of their actual economic value or that comparable amounts will ever be realized by the executive officers.

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Executives at Energy Recovery understand the importance of meeting key performance objectives (also known as Management by Objectives or “MBOs”). In 2021, the Board of Directors established eleven pre-determined rigorous objectives for the Chief Executive Officer under the Company’s Annual Incentive Plan (“AIP”), our cash-based incentive program for eligible employees. These objectives are summarized below:

Corporate MBOs		Weight %
1 –	Financial Performance – meet or exceed adjusted operating income target	30%
2 –	Financial Performance - meet or exceed R&D financial targets	5%
3 –	Water – meet or exceed water backlog targets	15%
4 –	Oil & Gas – advance VorTeq towards commercialization by completing target live well fracs	5%
5 –	Oil & Gas – advance VorTeq towards commercialization by completing value proposition	5%
6 –	Refrigeration – advance PX G technology towards commercialization by commencing beta tests or the equivalent demonstration of progress	10%
7 –	Refrigeration – advance PX G technology towards commercialization by entering into commercial agreements or the equivalent demonstration of progress	10%
8 –	Emerging Technologies – meet or exceed target orders for IsoBoost	5%
9 –	Emerging Technologies – meet or exceed target industrial wastewater orders and complete strategic growth plan	5%
10 –	Emerging Technologies – determine future of mine cooling	5%
11 –	ESG – achieve target rating score increase	5%
	Overall	100%

The Chief Executive Officer establishes individual objectives for the other executive officers that are generally derived from or related to the Company objectives described above. Each executive officer receives an annual performance review from our Chief Executive Officer (with review and discussion with the Compensation Committee) to evaluate his performance on both a qualitative and quantitative basis in connection with his individual objectives. Our Compensation Committee, however, ultimately determines the payout of cash incentives for all of our executive officers. For 2021, the Compensation Committee determined that 90% of the Chief Executive Officer’s objectives were met. For all other employees, their actual AIP payout was determined based on each individual’s performance relative to their individual objectives. For a more detailed discussion of the AIP, please refer to “Annual Cash Incentive Compensation,” discussed below.

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Additionally, in 2021, the Company granted its named executive officers a combination of stock options and RSUs. This approach is intended to align management’s long-term goals and realizable pay outcomes with those of our stockholders. The stock options provide no value to our executives if our share price does not increase above the exercise price (set based on the fair market value of our common stock at grant) following the date of grant. RSUs also serve as a meaningful and durable retention tool even in periods of volatile stock price performance with realized executive pay outcomes also tied to our stock performance and are a component of our compensation program that the Compensation Committee believes is necessary in order to retain our executive officers and be competitive with compensation packages to executives offered by comparable companies. In addition, our 2021 long-term incentive awards vest over four years, reinforcing the long term focus and the performance dynamic of our executive compensation program. For a more detailed discussion of the 2020 Incentive Plan and 2016 Incentive Plan, please refer to “Equity-Based Incentive Compensation”.
Pay Best Practices

Our compensation best practices include:

•Substantial Portion of Compensation is At-Risk: For 2021, up to 75% and 65% of the pay mix for our Chief Executive Officer and current NEOs, respectively, was variable and/or performance-based.
•Long-Term Vesting: Our stock option and RSU awards have multi-year vesting periods to reward long-term performance and deter inappropriate risk taking.
•Stock Ownership Guidelines: We have stock ownership requirements for our directors and executive officers; our Chief Executive Officer and executive officers must hold three-times and one-times, his or her base salary at the time such person became an executive officer in company stock, respectively; and our directors must hold three-times his or her annual cash retainer.
•No Repricing: Our stock options cannot be repriced, reset or exchanged for cash or other equity awards if underwater without stockholder approval.
•Double Trigger Change in Control Severance: Our Change in Control Severance Plan requires a double trigger (i.e., change in control plus qualifying termination) to receive severance benefits and accelerated vesting of equity awards under a change in control.
•At-Will Employment of Executive Officers: All of our executive officers, including our Chief Executive Officer and our Chief Financial Officer, are employed by us on an “at will” basis. We do not provide guaranteed annual bonus or equity award rights. Compensation is reviewed and approved by the Compensation Committee in its sole discretion each year.
•Independent Compensation Committee: The Compensation Committee consists entirely of independent directors who select and utilize an independent outside compensation consultant.

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•Independent Compensation Consultant: The Compensation Committee’s independent compensation consultant, Compensia, Inc. (“Compensia”), a national compensation consulting firm, is retained directly by the Compensation Committee and performs no other consulting or other services for the Company.
•Annual Executive Compensation Assessment: Compensia conducts an annual executive compensation assessment with benchmarks developed based on the review of a reasonable set of similar-industry and size/value public companies.
•Risk Assessment: The Compensation Committee and its independent advisor perform an annual review of the risks related to our compensation program.
•No Gross-Ups or Excessive Perquisites: We do not provide for tax gross-ups in connection with any “golden parachute” excise taxes. We do not provide excessive benefits or perquisites for our executive officers outside the scope of what we provide generally for all employees.
•No Excessive Severance: Our executive officers are not entitled to change in control cash severance payments in excess of one times their annual base salary plus target bonus. We do not provide severance to executives who are terminated for cause.
•Clawback Policy: In March 2021, the Company adopted a compensation recovery (“clawback”) policy that provides that our Board of Directors may require the forfeiture, recovery or reimbursement of cash and equity incentive compensation from an officer in the event our Board has determined such officer has engaged in detrimental activity.
•Standard Retirement Plan Benefits: We do not maintain a defined benefit pension plan or retirement plan for our executive officers other than a 401(k) plan, which provides for broad-based employee participation in the U.S.
Executive Compensation Process

The Compensation Committee is responsible for establishing and implementing executive compensation policies and programs in a manner consistent with our compensation objectives and principles.

Compensation Committee and Board of Directors

Historically, the Compensation Committee has determined annual compensation and granted annual equity awards at one or more meetings held during the first quarter of the year. However, at various meetings throughout the year, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy, and new market and regulatory trends, plans, or approaches to compensation in the Company’s industries.

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Role of Executive Officers

The Compensation Committee meets regularly in executive meetings. Our Chief Executive Officer and Chief Financial Officer, along with Chief Legal Officer as appropriate, work together to design and develop compensation programs for our Compensation Committee’s consideration, and ultimate approval, recommend changes to existing compensation programs, recommend performance targets to be achieved under those programs, and implement the decisions of the Compensation Committee. These individuals also provide information to our independent compensation consultant so that it can perform its duties for the Compensation Committee.

At the beginning of each year, our Chief Executive Officer provides recommendations to the Compensation Committee on the compensation levels of the other named executive officers, as well as his review of each other named executive officer’s performance and contributions during the previous year. The Chief Executive Officer does not make any recommendations to the Compensation Committee with respect to his compensation levels. When appropriate, members of our management team, including our Chief Executive Officer and Chief Financial Officer, attend portions of the Compensation Committee meetings to provide information and answer questions. No named executive officer voted in the final determinations regarding the structure or amount of any component of his compensation package.

Our Compensation Committee is responsible for making final decisions on compensation for our executive officers. For all executive officers, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, one or more of the following: (i) analysis of historical Company executive compensation levels and current company-wide compensation levels, (ii) trends in compensation paid to similarly situated executives at our peer companies developed by a compensation consultant, (iii) an executive officer’s tenure, past performance and expected contribution to future results, (iv) criticality of the executive position (both on an absolute basis and relative to other roles within the organization), and (v) our Chief Executive Officer’s recommendations based on his direct knowledge of each executive officer’s performance and contributions during the previous year as well as expected contributions in the coming year.

The Compensation Committee has not established any formal policies or guidelines for allocating compensation between current and long-term incentive compensation, or between cash and non-cash compensation. The Compensation Committee considers relevant market data, such as the compensation practices of our peer group discussed below under “Competitive Positioning,” as well as key qualitative factors when determining each executive’s recommended pay level. In general, however, the Compensation Committee emphasizes equity compensation over cash compensation to promote long-term thinking, strategy, and growth. In determining the amount and mix of compensation elements and whether each element provides the correct incentives and rewards for performance consistent with our short and long-term goals and objectives, the Compensation Committee relies on its judgment about each individual rather than adopting a formulaic approach to compensatory decisions.

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Independent Compensation Consultant for Compensation Committee

The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts, and others to assist it. Accordingly, the Compensation Committee retained Compensia to advise on matters related to the compensation of its executive officers, including the Chief Executive Officer, and the Board of Directors. For 2021, Compensia advised the Compensation Committee on best practices to attract, retain, and incentivize our executives, assisted in the design of our compensation plan, and derived the peer group and resulting compensation benchmark data against which the Company’s overall compensation structure and levels are compared. Compensia also performed a similar assessment and provided advice to the Compensation Committee on director compensation for 2021.

Based on the consideration of the various factors as set forth in the rules of the SEC and the listing standards of the NASDAQ, the Compensation Committee has determined that its relationship with Compensia and the work of Compensia on behalf of the Compensation Committee has not raised any conflict of interest.
Consideration of “Say on Pay” Results

We conducted our advisory vote on executive compensation at our 2021 Annual Meeting. Although this vote was not binding on the Board of Directors or us, we believe that it is important for our stockholders to have an opportunity to express their views regarding our executive compensation as disclosed in our Proxy Statement. The Board and our Compensation Committee value stockholders’ opinions, and, to the extent there is any significant vote against the compensation of our named executive officers, the Compensation Committee will evaluate whether any additional actions including potential changes to pay levels or structures are warranted.

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At our 2021 Annual Meeting, we received strong stockholder support for our “say on pay” proposal as 97.6% of the votes cast voted in favor of our “say on pay” proposal, which was similar to our results at the 2020 Annual Meeting, where we received 97.7% support from our stockholders. We believe these results continue to demonstrate that our stockholders are aligned with our approach to executive compensation. However, the Company continues to reach out to key large stockholders to discuss in detail the Company’s overall compensation philosophy among other matters, through quarterly earnings calls, industry conferences and other channels of communication. These meaningful dialogues with our stockholders are regularly shared with the Board. By in large, the stockholders expressed a better understanding of the compensation philosophy and were supportive of the Company’s efforts of rewarding and retaining its key personnel. As a result, for 2021, the Compensation Committee decided to retain the core components of our executive compensation program and apply the same general principles and philosophy as in the prior fiscal year with respect to its executive compensation decisions. However, we continue to evaluate and strengthen the governance of our compensation programs as evidenced by our recent implementation of a rigorous clawback policy earlier in 2021. We will continue to evolve our compensation process and look for ways to enhance our ability to attract, retain, and motivate the talent we need to achieve or exceed our corporate objectives for 2022 and beyond.

We intend to continue to monitor stockholder feedback and expand our efforts to obtain feedback from our stockholders. Our goal in soliciting feedback is to (1) better understand our stockholders’ views on executive compensation, (2) be responsive to our stockholders’ views expressed in a say on pay vote, and (3) understand whether potential changes to our compensation programs and governance policies would address concerns expressed by our stockholders. We intend to hold a “say on pay” advisory vote at each annual meeting.
Competitive Positioning

In 2015, the Compensation Committee began the process of formally reviewing competitive market compensation data and directed Compensia to develop a peer group of companies against which Energy Recovery’s overall compensation may be compared. While we have historically believed that we have a unique footprint that makes such comparisons extremely difficult, based on the advice of our advisors, we attempt to find meaningful comparisons and periodically test and adjust such peers to better reflect our relative position. We conducted our latest assessment in 2020 and updated our list of peers that were used for our 2021 compensation decisions utilizing a process similar to past years. Our peer group consists of companies in industrial machinery, clean technology, oil and gas industries and broader technology industries that are comparable to us in terms of revenue, market capitalization, headcount, and location, where possible. Our peers were relatively similar to the Company in terms of revenue and market cap and had median revenue of approximately $102 million and a median market cap of approximately $600 million at the time of our 2021 executive officer compensation assessment.

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As part of this process, the following peer group companies were identified and used by Compensia in its 2021 compensation assessment that was relied upon by the Compensation Committee for its 2021 executive pay decision-making:

ACM Research	Graham	Park Aerospace
Amyris	Impinj	PDF Solutions
CEVA	Mesa Laboratories	Plug Power
Consolidated Water Corporation	Middlesex Water Company	York Water Company
DSP Group	Natural Gas Services Group
ExOne	Omega Flex

Base Salaries of Named Executive Officers

Base salaries are designed to provide our executives with a stable source of income commensurate with their responsibility, experience, and performance. The Compensation Committee begins with an analysis of base pay relative to the market and our peer group. The Compensation Committee makes adjustments based on vertical variables such as pay parity relative to other executive officers, experience and internal accountability and does not target any particular percentile or pay ranking. The Compensation Committee reviews base salaries annually and solicits input from the Chief Executive Officer for non-CEO base salaries. The Chief Executive Officer does not provide any input or recommendations with respect to his own base salary. The following table describes the changes that were made to the base salary of the named executive officers based on review of the factors noted above. The Named Executive Officers’ base salaries were increased by 3.0% to account for inflation and consistent with broad technology company market trends.

	Base Salary
Named Executive Officer	2021	2020
	($)	($)

Robert Yu Lang Mao	515,000	500,000

Joshua Ballard	343,119	333,125

Rodney Clemente	324,450	315,000

Farshad Ghasripoor	290,432	281,973

William W. Yeung	309,000	300,000

Annual Cash Incentive Compensation

The Company’s Annual Incentive Plan (“AIP”), is a cash incentive plan designed to encourage the performance and retention of eligible employees in recognition of individual achievement that contributes to the strategic and financial success of the Company.

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The AIP is intended to incentivize short-term performance consistent with Company strategy and the achievement of key financial metrics. Payments under the AIP to a participant are based on a formula that takes into account both the level of achievement of Company performance goals for the year and the level of achievement of individual performance objectives. The AIP includes the following performance characteristics:

•At the onset of each year, the Compensation Committee establishes the total annual bonus pool (the “Bonus Pool”), the profitability target or other financial metrics applicable to that year (the “Performance Target”) and the minimum performance threshold;
•If the Company’s performance equals or exceeds the Performance Target, the Bonus Pool is funded at 100%;
•If the Company’s performance exceeds the minimum performance threshold but is less than the Performance Target, the Bonus Pool is calculated based on the allocation curve set forth in the AIP;
•If the Company’s performance is less than the minimum performance threshold, the Bonus Pool is not funded; however, the Compensation Committee, in its sole discretion, may elect to approve some funding for the Bonus Pool to be awarded to individual participants for extraordinary performance as determined by the AIP committee and approved by the Compensation Committee;
•Payments to participants in the AIP if individual performance objectives established under the AIP are met is based on a percentage of base salary; and
•The AIP limits the Bonus Pool and individual targets to 100% of target.

In an effort to simplify the AIP for the benefit of the participants, in 2021, the Compensation Committee elected to embed the Performance Target directly into the individual MBOs of the Chief Executive Officer and other plan participants in place of the funding mechanism described above. Accordingly, in 2021, a Participant’s bonus determination under the AIP was determined by multiplying such participant’s base salary by their AIP target by the percentage of achievement of his/her individual MBOs.

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For 2021, the Board of Directors enumerated eleven key objectives for the Chief Executive Officer, which are set forth in the table below. In addition, the Chief Executive Officer had enumerated specific performance objectives for each other named executive officer in the context of the Company’s business plan and his own objectives for such officers. These Chief Executive Officer objectives are reflected in the table below.

Corporate MBOs		Weight %	Achievement %
1 –	Financial Performance – meet or exceed adjusted operating income target	30%	100%
2 –	Financial Performance - meet or exceed R&D financial targets	5%	100%
3 –	Water – meet or exceed water backlog targets	15%	100%
4 –	Oil & Gas – advance VorTeq towards commercialization by completing target live well fracs	5%	100%
5 –	Oil & Gas – advance VorTeq towards commercialization by completing value proposition	5%	0%
6 –	Refrigeration – advance PX G technology towards commercialization by commencing beta tests or the equivalent demonstration of progress	10%	100%
7 –	Refrigeration – advance PX G technology towards commercialization by entering into commercial agreements or the equivalent demonstration of progress	10%	100%
8 –	Emerging Technologies – meet or exceed target orders for IsoBoost	5%	0%
9 –	Emerging Technologies – meet or exceed target industrial wastewater orders and complete strategic growth plan	5%	100%
10 –	Emerging Technologies – determine future of mine cooling	5%	100%
11 –	ESG – achieve target rating score increase	5%	100%
	Overall	100%	90%

For 2021, the Compensation Committee determined that 90% of the Chief Executive’s objectives were met and, accordingly, awarded the Chief Executive Officer an AIP award of 90% of his target. With respect to each other employee of the Company, as described above, the funding mechanism for the AIP was embedded in each participant’s individual MBOs rather than plan wide. Accordingly, for 2021, a participant’s bonus determination under the AIP was determined by multiplying such participant’s base salary by their AIP target by the percentage of achievement of his/her individual 2021 MBOs. For 2021, 100% of the Performance Target was met by the Company.

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The Compensation Committee also approved the AIP allocation levels for each of the Company’s executive officers, including the named executive officers, as set forth in the table below, based in part on the CEO’s recommendation and reconciliation of each named executive officer’s individual accomplishment of their performance objectives. Importantly, the Compensation Committee did not apply any upward discretion with respect to bonus payouts to any named executive officers.

	2021 AIP
Named Executive Officer	Target	Target	AIP Paid	2021 AIP Paid in 2022
	(%)	($)	(%)	($)

Robert Yu Lang Mao	100	515,000	90	463,500

Joshua Ballard	60	205,871	60	205,871

Rodney Clemente	60	194,670	60	194,670

Farshad Ghasripoor	60	174,259	60	174,259

William W. Yeung	60	185,400	60	185,400

Equity-Based Incentive Compensation

We grant equity-based awards, including stock options and RSUs, to eligible named executive officers and other employees pursuant to our 2020 Incentive Plan. As with other elements, the grant date fair value received through various stock-based awards is included in our annual compensation review process. We periodically collect and review competitive data from the peer group that includes data with respect to the use of, and value received through, equity incentives. Individual awards are made based on our assessment of this market data along with review of individual performance, contributions, and future potential as well as existing unvested retention hold.

In 2021, the Company granted stock options and RSUs to executives and other key employees to provide long-term incentives to align management with long-term stockholder interest intended to increase stockholder value. Further, we use stock options and RSUs to remain competitive in our efforts to retain and recruit key talent. The Compensation Committee believes that with management having a stake in the long-term success of the Company, the likelihood of enhancing stockholder value increases.

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2021 Equity-Based Incentive Awards

In February 2021, as part of an annual equity grant program for eligible employees, the Compensation Committee authorized the grant of stock options and RSUs to purchase the Company’s common stock to the NEOs. In addition, in July 2021, the Compensation Committee authorized a one-time grant of stock options to purchase the Company’s common stock to Mr. Ballard in recognition of his increased responsibility.

Named Executive Officer	Option Awards	Value	RSUs	Value
	(#)	($)	(#)	($)

Robert Yu Lang Mao	191,534	1,000,771	—	—

Joshua Ballard	68,604	375,244	—	—

Rodney Clemente	33,519	175,138	12,535	174,989

Farshad Ghasripoor	31,124	162,624	11,640	162,494

William W. Yeung	26,336	137,606	9,849	137,492

The Company believes that a large percentage of the grant date fair value of the equity-based incentive awards granted to its executive officers should be in the form of option awards. In 2021, 100% of the awards to the Chief Executive Officer and Chief Financial Officer and 50% of the awards to our other named executive officers were in the form of stock option awards. The Company believes that stock option awards align the interests of our executives to our common stockholders since stock price appreciation is necessary for our executives to derive financial benefit from the stock option awards. Accordingly, the Company believes that our use of stock option awards properly incentivize our executives to focus on the long-term performance of the Company, and as such, are performance-based in nature.

The vesting schedule for the stock option awards provides that 25% of the options vest on the one-year anniversary of the vesting commencement date, and thereafter, 1/36th of the remaining stock options vest at the end of each month of active service. The vesting schedule for the RSU awards provides that 25% of the RSU awards vest on each of the first, second, third and fourth anniversary of the vesting commencement date. Our Compensation Committee determined these grants primarily based on an assessment of: (i) with respect to the Chief Executive Officer, the Compensation Committee’s annual review and assessment of the Chief Executive Officer’s performance and contributions during the previous year as well as expected contributions in fiscal year 2021, (ii) with respect to the named executive officers other than the CEO, our Chief Executive Officer’s recommendations tied to his review of each executive officer’s performance and contributions during the previous year as well as expected contributions in fiscal year 2021, (iii) the Compensation Committee’s review of each executive officer’s historical equity compensation levels and retention hold at the Company, and (iv) the Compensation Committee’s review of applicable competitive market compensation data (including our peer practices) and our company-wide compensation levels, including the aggregate equity budget and available share pool for fiscal year 2021.

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Benefits

In 2021, our NEOs were eligible to participate in our standard benefits programs on the same basis provided to all of our other U.S. employees, including medical, dental, and vision insurance; short- and long-term disability insurance; and health and dependent care flexible spending accounts. All named executive officers and other executives are also offered special life, long-term disability, and accidental death and dismemberment insurance benefits.

We also maintain a tax-qualified 401(k) plan, which provides for broad-based employee participation in the U.S. We do not provide defined benefit pension plans or defined contribution retirement plans to our named executive officers other than the 401(k) plan.

Change in Control Severance Plan

In August 2009, the Company’s Board of Directors adopted a Change in Control Severance Plan for key employees. In March 2012, the Board replaced the then existing plan with a new Change in Control Severance Plan (the “CIC Plan”).

The CIC Plan is summarized below under the caption “Potential Payments Upon Termination or Change of Control” following the compensation tables. Designed as a retention tool, the CIC Plan protects participating executives from economic harm in the event that their employment is actually or constructively terminated after a change in control of the Company. Under this “double trigger” approach, participating executives are eligible for severance and other benefits under the CIC Plan if they are terminated without “Cause” or leave for “Good Reason,” as those terms are defined below, within 18 months after a change in control of the Company.

We believe these change of control severance benefits are an essential element of our executive compensation program and assist us in recruiting and retaining talented individuals. By establishing these change in control severance benefits, we believe we can mitigate the distraction and loss of executive officers that may occur in connection with a rumored or actual change in control and protect stockholder interests while a transaction is under consideration or pending.

Change in Control Plan

The CIC Plan became effective on March 5, 2012. Pursuant to the terms of the CIC Plan, on December 31, 2012, and on each anniversary thereafter, the CIC Plan is extended automatically for an additional year unless the Compensation Committee of the Company’s Board of Directors delivers written notice, at least six months prior to the end of each such term, to each participant that the CIC Plan will not be extended. As a result, on December 31, 2021, the CIC Plan was automatically extended through December 31, 2022.

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The Compensation Committee is authorized by the CIC Plan to designate any full-time employee of the Company as a participant. The participants include the Company’s executive officers and other designated key employees.

A participant is entitled to severance benefits under the CIC Plan if a change of control occurs and the acquiring company terminates the participant’s employment without cause, or the participant terminates his or her employment with good reason, in either case within 18 months after a change in control (including, but not limited to, an acquisition of a controlling interest in the Company by a third party). The CIC Plan sets forth definitions of cause, good reason, and change in control, which are described in full at the end of this summary.

The severance benefits, conditioned on the participant’s signing a release in favor of the Company and complying with certain other covenants under the CIC Plan, include the following (in addition to then earned and unpaid amounts owed less deductions required or permitted by law):

Cash Compensation	•Additional 12 months of base salary upon termination
•100% of participant’s target annual bonus in the year of the occurrence of the change of control

COBRA Benefits	•Company paid coverage following first eligibility limited to the lower of 12 months or re-employment eligibility of a comparable plan with another employer

Equity Compensation	•Immediate vesting of 100% of unvested equity awards upon termination

Other Compensation	•Maximum of $10,000 of reasonable outplacement costs

The CIC Plan also provides that if a change in control occurs and a participant’s equity compensation is not converted, assumed, or replaced by a successor entity with an equivalent award, then immediately prior to the change in control, the participant’s equity compensation shall become fully exercisable and vested and all forfeiture restrictions on such equity compensation shall immediately lapse. In the case of equity compensation, the amount of which is based on the satisfaction of performance criteria, all performance criteria will be deemed satisfied at target. The conversion, assumption, or replacement of an equity award for another equity award of stock that is not publicly traded shall not be considered an equivalent award for purposes of the CIC Plan.

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In no event is the Company obligated to gross up any payment or benefit to a participant to avoid the effects of the “parachute rules” of IRC Sections 280G and 4999. Benefits to a participant, however, may be reduced if the reduction would result in the participant receiving a greater payment on an after-tax basis due to the application of those sections of the tax law (such provision, a “better after-tax” provision). Additionally, payments may be conditioned or delayed as needed to be exempt from or comply with the IRC, Section 409A relating to “non-qualified deferred compensation.”

The CIC Plan also obligates the Company to make all payments to a Participant required by applicable law upon employment termination such as earned but unpaid salary and bonus (without regard to a release or other covenants of the participant in the CIC Plan and subject to deductions required or permitted by applicable law).

Key Defined Terms of the Change in Control Plan

“Cause” means in the context of employment termination:

(i)any act by participant in the course of employment or participant’s performance of any act which, if participant were prosecuted, would constitute a felony;
(ii)participant’s failure to carry out his or her material duties, after not less than thirty (30) days prior written notice of such failure, and which failure is unrelated to an illness or disability of not greater than twelve (12) work weeks;
(iii)participant’s dishonesty towards or fraud upon the Company which is injurious to the Company;
(iv)participant’s violation of confidentiality obligations to the Company or misappropriation of Company assets; or
(v)participant’s death or disability, as defined in the Company long-term disability plan in which the participant participates, or if the participant does not participate in such a plan, the principal long-term disability plan that covers the Company’s senior-level executives.

“Change in Control” means:

(i)an acquisition of 50% or more of the outstanding common stock or voting securities of the Company by any person or entity, other than the Company, a Company employee benefit plan, or a corporation controlled by the Company’s stockholders;

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(ii)changes in the composition of the Board over a rolling twelve-month period, which changes result in less than a majority of the directors consisting of Incumbent Directors. “Incumbent Directors” include directors who are or were either (x) members of the Board as of the effective date, as defined in the CIC Plan or (y) elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination. Incumbent Directors do not include any individual not otherwise an Incumbent Director whose election or nomination resulted from an actual or threatened proxy contest (relating to the election of directors to the Board); or
(iii)consummation of a complete liquidation or dissolution of the Company, or a merger, consolidation, or sale of all or substantially all of the Company’s then existing assets (collectively, a “Business Combination”) other than a Business Combination: (x) in which the stockholders of the Company immediately prior to the Business Combination receive 50% or more of the voting stock resulting from the Business Combination, (y) through which at least a majority of the members of the Board are Incumbent Directors, and (z) after which no individual, entity, or group (excluding any corporation resulting from the Business Combination or any employee benefit plan of such corporation or of the Company) owns 50% or more of the stock of the corporation resulting from the Business Combination who did not own such stock immediately before the Business Combination.

“Good Reason” means the occurrence of any one or more of the following without the participant’s express written consent:

(i)the termination or material breach of this CIC Plan by the Company;
(ii)the failure by the Company to have any successor, or any assignee of all or substantially all of the Company’s assets, assume this CIC Plan;
(iii)any material diminishment in participant’s title, position, duties, responsibilities, or status other than those in effect immediately prior to the Change in Control (including, in the case of a participant who is the Chief Executive Officer who reports directly to the Board or a participant who is the Chief Financial Officer or General Counsel who reports directly to the Chief Executive Officer immediately prior to the change, if, after such Change in Control, the Chief Executive Officer no longer reports directly to the Board of a public company and the Chief Financial Officer and/or General Counsel no longer report directly to the Chief Executive Officer of a public company), it being understood that in the case of a participant other than the Chief Executive Officer, Chief Financial Officer, or General Counsel, a participant’s reporting to a business unit head instead of to the Chief Executive Officer will not constitute a material diminishment if the participant’s duties and responsibilities otherwise remain substantially the same;

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(iv)any material reduction in, limitation of, or failure to pay or provide any compensation provided to the participant under any agreement or understanding between the participant and the Company, pursuant to the Company’s policies and past practices, as of the date immediately prior to the Change in Control;
(v)any material reduction in the participant’s annual base salary or target bonus opportunity from the amounts in effect immediately prior to the Change in Control; or
(vi)any change in the participant’s place of employment that increases participant’s commuting distance by more than 30 miles over his or her commuting distance immediately prior to the Change in Control.

Good Reason will only be deemed to exist if the participant provides notice of the condition(s) constituting Good Reason within 30 days of the existence of the condition and gives the Company 30 days from its receipt of such notice to remedy the condition. If the condition is remedied, Good Reason will not be deemed to exist.

The benefits provided in the CIC Plan are summarized in the table below, and the amounts shown assume hypothetically that each applicable termination or event was effective as of December 31, 2021. The actual amounts that will be paid can only be determined at the time of the termination or other applicable event.

The table below does not include payments that are generally required by applicable law for all salaried employees (notwithstanding that these requirements are referred to in the applicable arrangement) such as payment of accrued but unpaid wages and unused vacation or rights to previously incurred business expense reimbursement. The amounts set forth below do not take into account the “better after-tax” provision or reflect taxes, tax withholding, or other deductions required by law and may be subject to reduction or delay in payment in accordance with the specific provisions of the applicable arrangement or law.

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Potential Payments under the Change in Control Plan

The payments summarized below are triggered if a change of control, as defined in the CIC Plan, occurs on December 31, 2021, and the acquiring company terminates the participant’s employment without cause, or the participant terminates his/her employment with good reason, in either case within 18 months after a change in control (including, but not limited to, an acquisition of a controlling interest in the Company by a third party). The amounts described below do not take into account the “better after-tax” provision or applicable taxes.

Named Executive Officer	Lump-Sum Payment (1)	Vesting of all Unvested Equity Compensation Awards (2)	COBRA Benefits for up to 12 Months (Medical, Dental and Vision Benefits) (3)	Maximum Outplacement Services Reimbursement
	($)	($)	($)	($)

Robert Yu Lang Mao	1,030,000	3,706,984	—	10,000

Joshua Ballard	548,990	1,536,562	32,680	10,000

Rodney Clemente	519,120	1,451,706	25,606	10,000

Farshad Ghasripoor	464,691	1,382,416	25,288	10,000

William W. Yeung	494,400	1,187,754	—	10,000

(1)These amounts consist of twelve months’ base pay and 100% of the target annual bonus.
(2)The CIC Plan further provides that all unvested equity compensation, including time and performance vesting awards, held by a participant will vest and become exercisable immediately prior to a Change in Control (whether or not the participant’s employment is terminated) if a Change of Control occurs and (i) the Company’s shares are no longer publicly traded or (ii) if a publicly-traded company acquires the Company, but does not replace unvested Company awards with defined equivalent equity compensation applicable to the acquiring company’s stock. For this purpose, all performance criteria, if any, underlying unvested awards are deemed to be satisfied at 100% of target. The amount in this column for vesting of equity compensation awards assumes hypothetically that each applicable trigger under the CIC Plan occurred on December 31, 2021, and in the case of vesting RSUs is based on the closing price of the Company’s common stock of $21.49 on December 31, 2021 and in the case of vesting option awards is based on $21.49 minus the exercise price of the applicable option.
(3)COBRA amounts are based on NEO participation at December 31, 2021, and are estimated based on medical, dental, and vision amounts paid by Company on behalf of the Named Executive and amounts paid by the Named Executive.

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Severance and Termination Plan

In February 2021, the Company’s Board of Directors approved, adopted and established the Energy Recovery, Inc. Severance Plan for the benefit of certain key members of management and other senior employees (the “Severance Plan”), including each of the NEOs.

Designed as a retention tool, the Severance Plan is designed to protect participating executives from economic harm in the event of a Qualifying Termination (as defined in the Severance Plan). We believe these severance benefits are an essential element of our executive compensation program and assist us in recruiting and retaining talented individuals.

The Severance Plan sets forth severance benefits in the event of a Qualifying Termination, which includes all payments required by applicable law, including all earned and unpaid salary, all earned but unpaid and un-deferred bonus attributable to the year that ends immediately before the year in which the termination occurs, and other benefits under applicable benefit plans to which the employee was entitled upon such termination. In addition, the Company’s Severance Plan includes the following benefits.

Cash Compensation	•Additional 6 months of base salary upon termination

COBRA Benefits	•Company paid coverage following first eligibility limited to the lower of 6 months or re-employment eligibility of a comparable plan with another employer

Equity Compensation	•Immediate vesting of 25% of unvested equity awards upon termination
•Extension of post-termination exercise period of vested stock options from 3 months to 6 months

In the case of unvested equity compensation where the amount payable is based on the satisfaction of performance criteria, the amount of unvested equity will be determined by deeming all performance criteria satisfied at 100% target; to the extent the equity compensation is subject to the IRC, Section 409A, the vesting acceleration of the equity compensation shall not cause any distribution or payment under the equity compensation to be made before the earliest date it may be made without violating the IRC, Section 409A.

The severance benefits are contingent upon the employee meeting certain eligibility requirements, including delivering to the Company a general release. Because it may be difficult for the Company’s executive officers to find comparable employment following a termination without cause, these severance benefits are intended to ease the consequences to an executive officer of an unexpected termination of employment. The Company also believes that having such arrangements in place can help the Company attract and retain key employees in a marketplace where these types of arrangements are commonly offered by the Company’s peer companies.

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Key Defined Terms of the Severance Plan

“Qualifying Termination” means an (i) involuntary termination without “Cause” as defined in the CIC Plan, as amended and in effect at the time of the Eligible Employee ’s termination, and (ii) Eligible Employee is not terminated for a “Non-Qualifying Reason,” each as determined by the Plan Administrator in its sole discretion. For clarity, a “Qualifying Termination” shall include the situation where the Eligible Employee is notified of an involuntary termination without “Cause” as defined in the CIC Plan, as amended and in effect at the time of their termination, and which is not for a “Non-Qualifying Reason,” followed by an agreement between the Eligible Employee and the Employer to have the employee voluntarily resign their employment with Employer. In order for an involuntary termination to qualify, the termination of employment must occur with respect to employment with all entities in the Plan Sponsor’s controlled group as determined under the rules of Internal Revenue Code Section 414, as modified by Internal Revenue Code Section 409A.

“Non-Qualifying Reason” means either (i) the Eligible Employee voluntarily terminates their employment for whatever reason (except when such voluntary termination of employment is based on an agreement with Employer following notice by Employer to the Eligible Employee of a “Qualifying Termination”); or (ii) the Eligible Employee separates from Employer for whatever reason, and (a) Eligible Employee accepts any position with Employer that begins prior to the effective date of their employment termination with Employer, or (b) a comparable position with Employer is offered to the Eligible Employee prior to the effective date of their employment termination with Employer. For comparison of internal positions, a comparable position is a position determined by the Plan Administrator as having the same or higher base salary, or which is paid no more than 15% lower in base salary than the employee’s terminated position.

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Potential Payments under the Severance Plan

The payments summarized below are triggered if a termination, as defined in the Severance Plan, occurs on December 31, 2021. The amounts described below do not take into account the “better after-tax” provision or applicable taxes.

Named Executive Officer	Lump-Sum Payment (1)	Vesting of 25% of all Unvested Equity Compensation Awards (2)	COBRA Benefits for up to 6 Months (Medical, Dental and Vision Benefits) (3)
	($)	($)	($)

Robert Yu Lang Mao	257,500	926,746	—

Joshua Ballard	171,560	384,141	16,340

Rodney Clemente	162,225	362,927	12,803

Farshad Ghasripoor	145,216	345,604	12,644

William W. Yeung	154,500	296,939	—

(1)These amounts consist of six months’ base pay.
(2)The Severance Plan further provides that 25% of all unvested equity compensation, including time and performance vesting awards, held by a participant will vest and become exercisable immediately prior to termination. The amount in this column for vesting of equity compensation awards assumes hypothetically that each applicable trigger under the Severance Plan occurred on December 31, 2021, and in the case of vesting RSUs is based on the closing price of the Company’s common stock of $21.49 on December 31, 2021 and in the case of vesting option awards is based on $21.49 minus the exercise price of the applicable option.
(3)COBRA amounts are based on NEO participation at December 31, 2021, and are estimated based on medical, dental, and vision amounts paid by Company on behalf of the Named Executive and amounts paid by the Named Executive.

Compensation Policies and Practices as They Relate to Risk Management

Our Compensation Committee has reviewed our compensation programs for our employees and believes that our compensation programs are structured in a manner that does not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee considered, among other factors, the allocation of compensation among annual base salary, AIP and long-term equity awards.

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REPORT OF THE COMPENSATION COMMITTEE

This report is not deemed to be soliciting material filed with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed with the SEC.

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) set forth above with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in this Proxy Statement.

MEMBERS OF THE COMPENSATION COMMITTEE

Pamela L. Tondreau, Chair of the Compensation Committee
Alexander J. Buehler
Sherif Foda
Lisa A. Pollina

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 11, 2022 for (i) each person or group of affiliated persons who is known by the Company to beneficially own more than 5% of the Company’s common stock, (ii) each of the Company’s directors, (iii) each of the officers appearing in the “Summary Compensation Table” on Page 66 and (iv) all directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. To our knowledge, no person or entity except as set forth below, is the beneficial owner of more than 5% of the voting power of our common stock as of the close of business on April 11, 2022. The address of each executive officer and director is c/o Energy Recovery, Inc., 1717 Doolittle Drive, San Leandro, CA 94577.

5% or Greater Common Stockholders	Shares Beneficially Owned (1)	Percent of Class (2)
BlackRock, Inc. (3)	3,399,361	6.0%
55 East 52nd Street New York, NY 10055

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Directors, Named Executive Officers, and Current Group	Number of Shares Owned Directly and Indirectly	Number of Shares Exercisable or Vested within 60 days after April 11, 2022	Total Shares Beneficially Owned (1)	Percent of Class (2)

Arve Hanstveit (4)	994,733	102,062	1,096,795	1.9%

Robert Yu Lang Mao (5)	96,208	384,969	481,177	0.8%

Joshua Ballard	10,120	257,075	267,195	0.5%

William W. Yeung	40,614	147,459	188,073	0.3%

Alexander J. Buehler	10,000	154,667	164,667	0.3%

Olav Fjell	18,000	138,218	156,218	0.3%

Farshad Ghasripoor	37,657	72,532	110,189	0.2%

Rodney Clemente	11,783	38,085	49,868	*

Sherif Foda	—	34,536	34,536	*

Pamela L. Tondreau	—	33,776	33,776	*

Lisa A. Pollina	—	3,743	3,743	*

Joan K. Chow	—	2,347	2,347	*

All named executive officers and directors as a group (12 persons)	1,219,115	1,369,469	2,588,584	4.6%

*    Less than 0.1%
(1)Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options and warrants held by that person that are currently exercisable, or exercisable within 60 days after April 11, 2022, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person.
(2)Percent of class is based on the number of shares of Common Stock outstanding as of April 11, 2022, the Record Date, which were 56,668,786 shares.
(3)Based on a Schedule 13G filed by BlackRock, Inc. with the SEC on February 3, 2022, which reported 3,399,361 shares beneficially owned, of which 3,193,851 shares having sole voting power.
(4)Number of shares owned outright consists of shares held by Mr. Hanstveit and Mr. Hanstveit’s daughters. Mr. Hanstveit has shared voting and investment power over the shares that are owned by his daughters.
(5)Number of shares owned outright consists of shares held by Mr. Mao as trustee of The Robert and Iran Mao Rev Trust dated 04-06-2006.

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Summary Compensation Table

The table below summarizes certain compensation information with respect to the named executive officers for the applicable fiscal years ending December 31, 2021, 2020 and 2019. All amounts are in dollars.

Named Executive Officer		Year	Salary	Stock Award (1)	Option Award (2)	Non-Equity Incentive Compensation (3)	All Other Compensation (4)	Total
			($)	($)	($)	($)	($)	($)

Robert Yu Lang Mao		2021	514,423	—	1,000,771	463,500	28,239	2,006,934
President and Chief Executive Officer	(5)	2020	481,539	—	1,223,600	381,473	5,395	2,092,007
		2019	62,308	—	—	—	—	62,308

Joshua Ballard	(6)	2021	342,735	—	375,244	205,871	21,091	944,941
Chief Financial Officer		2020	332,813	—	325,000	188,632	9,383	855,828
		2019	325,000	162,496	162,511	195,000	2,692	847,699

Rodney Clemente		2021	324,087	174,989	175,138	194,670	17,132	886,015
Senior Vice President, Water		2020	315,000	175,000	175,000	189,000	30,032	884,032
		2019	290,702	162,496	162,511	159,181	9,667	784,557

Farshad Ghasripoor		2021	290,107	162,494	162,624	174,259	26,133	815,617
Chief Technology Officer		2020	281,709	162,500	162,500	152,942	11,497	771,148
		2019	283,844	162,496	162,511	100,400	10,657	719,908

William W. Yeung		2021	308,654	137,492	137,606	185,400	21,433	790,585
Chief Legal Officer

(1)The amounts in the “Stock Award” column set forth the grant date fair value of RSU awards as calculated in accordance with FASB ASC Topic 718 without regard to estimated forfeitures. The grant date fair value of each award is measured based on the closing price of the Company’s common stock on the date of grant, unless there is no closing price on the date of grant, in which case it is based on the closing price on the trading day last preceding the date of grant.
(2)The amounts in the “Option Award” column set forth the grant date fair value of stock options granted in the years indicated as calculated in accordance with FASB ASC Topic 718 without regard to estimated forfeitures. The methodology and assumptions used to calculate the grant date fair value are discussed in Note 10 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K filed on February 24, 2022.
(3)Non-Equity Incentive Plan Compensation is also referred to as cash incentive bonuses. The amounts for each year shown was paid to the employee in the following year (e.g., 2021 non-equity incentives were earned in 2021 but paid to the employee in 2022).

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(4)“All Other Compensation” includes the following components:

Named Executive Officer	Year	Insurance Premiums	401(k) Match	Other (a)	Total
		($)	($)	($)	($)

Robert Yu Lang Mao	2021	19,058	8,700	481	28,239
	2020	5,395	—	—	5,395
	2019	—	—	—	—

Joshua Ballard	2021	11,910	8,700	481	21,091
	2020	1,567	7,816	—	9,383
	2019	1,567	1,125	—	2,692

Rodney Clemente	2021	7,951	8,700	481	17,132
	2020	1,417	8,400	20,215	30,032
	2019	1,417	8,250	—	9,667

Farshad Ghasripoor	2021	17,301	8,700	132	26,133
	2020	3,097	8,400	—	11,497
	2019	2,407	8,250	—	10,657

William W. Yeung	2021	12,252	8,700	481	21,433

(a)Other Compensation in fiscal year 2021 includes cash value of certain gifts awarded. Other Compensation in fiscal year 2020 for Mr. Clemente includes a cash payment for previously accrued Paid-Time-Off.
(5)Mr. Mao was appointed the President and Chief Executive Officer on May 5, 2020 and served as the interim President and Chief Executive Officer since November 1, 2019. The 2020 annual base salary for Mr. Mao represents the number of months of service to the Company during the year beginning in January 1, 2020 through May 4, 2020 (4 months) at an annualized base salary of $450,000 and from May 5, 2020 at an annualized base salary of $500,000. The 2019 annual base salary for Mr. Mao represents the number of months of service to the Company during the year beginning in November 2019 (2 months). Mr. Mao is also the Executive Chairman of the Board and these amounts do not reflect any amounts Mr. Mao received prior to assuming the role of interim President and Chief Executive Officer.
(6)In addition to the 2021 annual equity incentive award of 325,248, Mr. Ballard was granted additional stock options valued at $49,996 in July 2021.

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Additional Information Regarding Executive Compensation

Grants of Plan-Based Awards in 2021

The following table sets forth information concerning non-equity and equity incentive plan awards to the named executive officers during 2021. The non-equity incentive plan consists of the 2021 cash incentive plan described in the “Compensation Discussion and Analysis” section above. The actual amounts realized in accordance with the non-equity incentive plan are reported in the “Summary Compensation Table” under the column entitled “Non-Equity Incentive Plan Compensation.” The table also depicts information with respect to stock option awards granted by the Company during 2021.

		Estimated future payouts under non-equity incentive plan awards			All other stock awards: Number of shares of stock or units	All other option awards: Number of securities underlying options	Exercise or base price of option awards	Grant date fair value of stock and option awards (1)(2)

Named Executive Officer	Grant Date	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	($/Sh)	($)

Robert Yu Lang Mao (3)	2/1/21	—	515,000		—	191,534	13.96	1,000,771

Joshua Ballard (3) (4)	2/1/21	—	205,871	—	—	62,248	13.96	325,248
	7/26/21	—	—	—	—	6,356	20.86	49,996

Rodney Clemente (3)	2/1/21	—	194,670	—	—	33,519	13.96	175,138
	2/1/21	—	—	—	12,535	—	13.96	174,989

Farshad Ghasripoor (3)	2/1/21	—	174,259	—	—	31,124	13.96	162,624
	2/1/21	—	—	—	11,640	—	13.96	162,494

William W. Yeung (3)	2/1/21	—	185,400	—	—	26,336	13.96	137,606
	2/1/21	—	—	—	9,849	—	13.96	137,492

(1)Amounts reflect the aggregate grant date fair value of option awards granted in 2021, calculated in accordance with FASB ASC Topic 718 without regard to estimated forfeitures. See Note 10 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of assumptions made in determining the grant date fair value of these option awards. See the “Outstanding Equity Awards as of December 31, 2021” table for information regarding the vesting schedule of such option awards.
(2)Amounts reflect the aggregate grant date fair value of RSU awards calculated in accordance with FASB ASC Topic 718 without regard to estimated forfeitures. The grant date fair value of each award is measured based on the closing price of the Company’s common stock on the date of grant, unless there is no closing price on the date of grant, in which case it is based on the closing price on the trading day last preceding the date of grant. See the “Outstanding Equity Awards as of December 31, 2021” table for information regarding the vesting schedule of such RSU awards.
(3)In 2021, under our non-equity incentive plan, Mr. Mao was eligible to earn a cash award in an amount not to exceed 100% of his annual salary; Messrs. Ballard, Clemente, Gharispoor and Yeung each were eligible to earn a cash award in an amount not to exceed 60% of their annual salary. See the section entitled “Annual Cash Incentive Compensation” table for more information regarding 2021 cash awards.
(4)In July 2021, Mr. Ballard received an additional option award that vests 25% on the first anniversary following the date of grant, and 1/48th monthly thereafter.

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Outstanding Equity Awards as of December 31, 2021

The following table presents certain information concerning equity awards held by our named executive officers as of December 31, 2021.

			Option Awards (1)				Stock Awards (1)
Named Executive Officer		Date of Grant	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested (2)
			(#)	(#)	($)		(#)	($)
Robert Yu Lang Mao	(3)	9/3/13	17,236	—	5.43	9/3/23
	(3)	2/6/15	44,456	—	3.53	2/6/25
	(3)	6/23/15	53,392	—	2.92	6/23/25
	(3)	6/23/16	15,327	—	8.60	6/23/26
	(3)	6/22/17	16,726	—	7.71	6/22/27
	(3)	6/14/18	15,879	—	8.49	6/14/28
	(3)	6/13/19	21,303	—	9.98	6/13/29
	(4)	5/20/20	88,513	135,100	7.79	5/20/30
	(4)	5/20/20	19,791	30,209	7.79	5/20/30
	(4)	2/1/21	—	191,534	13.96	2/1/31
			292,623	356,843			—	—

Joshua Ballard	(5)	8/13/18	155,327	31,066	9.27	8/13/28
	(5)	1/31/19	26,104	9,696	7.60	1/31/29
	(5)	1/31/20	26,080	28,349	10.21	1/31/30
	(5)	2/1/21	—	62,248	13.96	2/1/31
	(5)	7/26/21	—	6,356	20.86	7/26/31
	(6)	1/31/19					10,691	229,750
			207,511	137,715			10,691	229,750

Rodney Clemente	(5)	2/1/18	7,952	1,326	7.50	2/1/28
	(5)	1/31/19	5,967	9,696	7.60	1/31/29
	(5)	1/31/20	4,885	15,265	10.21	1/31/30
	(5)	2/1/21	—	33,519	13.96	2/1/31
	(6)	2/1/18					4,584	98,510
	(6)	1/31/19					10,691	229,750
	(6)	1/31/20					12,855	276,254
	(6)	2/1/21					12,535	269,377
			18,804	59,806			40,665	873,891

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			Option Awards (1)				Stock Awards (1)
Named Executive Officer		Date of Grant	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested (2)
			(#)	(#)	($)		(#)	($)
Farshad Ghasripoor	(5)	2/2/17	1,119	—	10.19	2/2/27
	(5)	2/1/18	14,005	1,326	7.50	2/1/28
	(5)	1/31/19	26,104	9,696	7.60	1/31/29
	(5)	1/31/20	13,040	14,175	10.21	1/31/30
	(5)	2/1/21	—	31,124	13.96	2/1/31
	(6)	2/1/18					4,584	98,510
	(6)	1/31/19					10,691	229,750
	(6)	1/31/20					11,937	256,526
	(6)	2/1/21					11,640	250,144
			54,268	56,321			38,852	834,930

William W. Yeung	(5)	6/20/16	46,331	—	8.95	6/20/26
	(5)	2/2/17	21,867	—	10.19	2/2/27
	(5)	2/1/18	30,481	1,326	7.50	2/1/28
	(5)	1/31/19	22,088	8,205	7.60	1/31/29
	(5)	1/31/20	11,033	11,994	10.21	1/31/30
	(5)	2/1/21	—	26,336	13.96	2/1/31
	(6)	2/1/18					4,584	98,510
	(6)	1/31/19					9,046	194,399
	(6)	1/31/20					10,101	217,070
	(6)	2/1/21					9,849	211,655
			131,800	47,861			33,580	721,634

(1)Includes unvested options awards and stock awards for shares, subject to time vesting, granted under the 2008 Equity Incentive Plan, the 2016 Incentive Plan and the 2020 Incentive Plan.
(2)The market values of the RSU awards that have not vested are calculated by multiplying the number of shares underlying the RSU awards shown in the table by $21.49, the closing price of our shares of our common stock on December 31, 2021, the last trading day of fiscal 2021.
(3)The stock options were granted when Mr. Mao was a director. Mr. Mao did receive an equity award in connection with his service as a Director and Chairman of the Board as set forth under “Director Compensation for the Year Ended December 31, 2019.”
(4)Mr. Mao was appointed the President and Chief Executive Officer on May 5, 2020 and served as the interim President and Chief Executive Officer since November 1, 2019. Mr. Mao did not receive any equity awards in connection with his position as interim President and Chief Executive Officer in 2019. Mr. Mao received 223,613 stock options to purchase shares of the Company’s Common Stock in connection with his appointment as President and Chief Executive Officer and 50,000 stock options to purchase shares of the Company’s Common Stock in connection with his service as interim President and Chief Executive Officer. These stock options were granted under the 2016 Equity Incentive Plan, or the 2020 Incentive Plan with 25% vesting on the first anniversary following the date of grant, and 1/48 each month thereafter. These options are fully vested 4-years following the date of grant and unexercised vested options expire 10-years from date of grant.

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(5)These stock options were granted under the 2008 Equity Incentive Plan, 2016 Equity Incentive Plan, or the 2020 Incentive Plan with 25% vesting on the first anniversary following the date of grant, and 1/48 of the total award each month thereafter. These stock options are fully vested 4-years following the date of grant and unexercised vested stock options expire 10-years from date of grant.
(6)These RSUs were granted under the 2016 Equity Incentive Plan or the 2020 Incentive Plan with 25% vesting on each anniversary following the date of grant. These RSUs are fully vested 4-years following the date of grant.

Option Exercises and Stock Vested in 2021

The table below provides supplemental information regarding option exercises and stock award vested by our NEOs during fiscal year 2021.

	Option Awards		Stock Awards
Named Executive Officer	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Valued realized on vesting (1)
	(#)	($)	(#)	($)

Joshua Ballard	—	—	5,345	73,975

Rodney Clemente	141,938	1,163,003	17,587	244,494

Farshad Ghasripoor	136,270	1,240,099	16,666	231,649

William W. Yeung	—	—	15,846	220,398

(1)Represents the number of shares acquired on vesting multiplied by the fair market value of our common stock as reported by the NASDAQ on the applicable date of vesting.

CEO Pay Ratio

For fiscal year 2021, the ratio of the median of the annual total compensation of all of our employees other than our Chief Executive Officer (“Median Annual Compensation”) to the annual total compensation of Mr. Robert Yu Lang Mao, our President and Chief Executive Officer (“CEO Compensation”) was 20.26 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S‑K using the data and assumptions summarized below. In this summary, we refer to the employee who received such Median Annual Compensation, who was selected in a manner consistent with Item 402(u) of Regulation S-K, as the “Median Employee.” For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2021 (the “Determination Date”) and the 2021 Median Annual Compensation was $97,668, which was calculated by totaling all applicable elements of compensation of our Median Employees in accordance with Item 402(c)(2)(x) of Regulation S‑K for fiscal year 2021.

When calculating the Median Annual Compensation, we first determined our U.S. and non-U.S. Median Employee population as of the Determination Date. We then measured the compensation of these 213 Median Employees, which represented all full-time employees using the Median Employee’s annualized base wage, value of equity compensation awarded, and non-equity compensation earned in 2021.

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The CEO Compensation for purposes of this disclosure represents the sum of the salary, value of equity awards, and non-equity compensation reported for Mr. Mao under “Summary Compensation Table” for fiscal year 2021.

Executive Officers

Robert Yu Lang Mao, age 78, was appointed President and Chief Executive Officer in May 2020 and Interim President and Chief Executive Officer in November 2019. Mr. Mao has more than thirty years of executive experience in the technology and telecommunications industries across Asia, the United States, and Europe. Mr. Mao previously served as a Board Director of Hon Hai Precision Ind. Co. Ltd (Foxconn) during 2018 to 2019, the world’s largest contract manufacturer supplying high tech products to world leading companies including Apple, Amazon, Dell, Microsoft, and Hewlett-Packard Company (Hewlett-Packard). Foxconn is a public company listed on the Taiwan Stock Exchange. In addition to serving on Energy Recovery’s Board of Directors, he also serves on the Board of Directors of privately held Ubee Interactive Corporation, a supplier of broadband access equipment and devices to multimedia and telecom service providers worldwide. In 2013 Mr. Mao was named Chairman, China Region for Hewlett-Packard Company (Hewlett-Packard). He retired from Hewlett-Packard in 2016. Mr. Mao served as CEO of 3Com Corporation (3Com) from 2008 to 2010 and completed the sale of 3Com to Hewlett-Packard in 2010. Mr. Mao was also a Board Director of 3Com from 2007 to 2010. 3Com was a NASDAQ listed S&P 500 company providing computer networking and security solutions and products to public and private enterprises worldwide. Prior to 3Com Corporation, he worked for Nortel Networks, a broad-based communications technology company, as CEO of the company’s Greater China operations from 1997 to 2006. Before joining Nortel, he was regional president of the Greater China region for Alcatel-Lucent from 1995 to 1997. He also held executive positions at Alcatel and ITT in Asia and the United States. Mr. Mao holds a B.S. in Material Science and a M.S. in Metallurgical Engineering from Cornell University and a M.B.A. in Management from the Massachusetts Institute of Technology (MIT).

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Joshua Ballard, age 49, joined the Company in August 2018 as Chief Financial Officer. He brings more than 20 years of finance and operations experience, both domestically and internationally, working across industries within complex organizations to successfully navigate high growth. Most recently Mr. Ballard held the position of Operating Partner at Orox Capital Management, a Dallas-based private equity firm. During his time there he was responsible for the management of and collaboration with portfolio company teams to implement long-term strategic plans and improve finance and operations. Additionally, he served as the CFO for Southwest Spirit and Wines, an Orox Capital portfolio company, during a critical growth period in the company’s development. Prior to joining Orox Capital Management, Mr. Ballard was the Managing Director of Lanterne Advisors, LLC, where he held multiple CFO roles with venture-backed companies. He also served as Executive Director of Finance and Investor Relations for SigmaBleyzer Investment Group, a private equity fund, with investments across a broad range of industries within the U.S., Southeast Europe, and other former Soviet bloc countries. Mr. Ballard started out his career working on multiple international oil and gas projects, most notably with Fluor Corporation and holds a CFA, CMA and a Global MBA in Finance from Thunderbird School of Global Management.

Rodney Clemente, age 42, joined Energy Recovery in 1998 and currently holds the position of Senior Vice President, Water. Responsible for all of Energy Recovery, Inc.’s sales, technical service, support and aftermarket activities for the Water business unit, Mr. Clemente provides a high level of system design, technical consultation and commercial support for desalination customers worldwide. During Mr. Clemente’s tenure with the Company, he has gained intimate knowledge of energy recovery technologies, pumping systems, desalination systems and various industrial processes. His expertise also spans several verticals, including manufacturing, marketing and business development. He is an active member of many of the leading industry organizations such as IDA and AMTA. Mr. Clemente has a BS in Engineering from California State University, East Bay and an Executive MBA from the University of Virginia’s Darden School of Business.

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Farshad Ghasripoor, age 62, joined the Company in 2012 and is the Chief Technology Officer at Energy Recovery, Inc. and is responsible for the conceptualization and ongoing development of the revolutionary VorTeq hydraulic pumping system. Mr. Ghasripoor has been instrumental for the rapid growth and diversification of the business into multiple segments. He has built a world class engineering organization that has become the driving force behind Energy Recovery’s product development efforts. The focus of the engineering team is on further expanding the Pressure Exchanger Technology into other applications and industrial sectors as well as expanding the portfolio of pumps and other energy recovery devices. Prior to joining Energy Recovery, he served a 12-year term at GE, starting at the General Electric Global Research Center, where he led the development of abradable seals for steam and gas turbines. Today, the seals he developed are installed in more than 250 GE gas turbines and all of GE’s reaction steam turbines. He also developed a solid particle erosion protection system for steam path airfoils, which is currently implemented in GE steam turbines to substantially extend the life of turbine airfoils. His first position was at Sulzer’s Research and Development division in Switzerland, where he improved the performance of large marine diesel engines, industrial pumps and compressors, and led the development of a new generation of abradable seals for gas turbines. He is a named inventor on 64 U.S. patent applications, of which 32 have been granted to date, and has authored articles for 20 peer-reviewed publications. Mr. Ghasripoor received his PhD from Brunel University of West London in the United Kingdom.

William W. Yeung, age 49, joined Energy Recovery in June 2016 and is the Chief Legal Officer. Mr. Yeung brings over 20 years of legal experience, with extensive experience in securities law, corporate governance and compliance, corporate strategy, SEC reporting and regulatory compliance, mergers and acquisitions, and general contracts. His clients have included Goldman Sachs, JP Morgan, Credit Suisse, Citigroup Global Markets, Lehman Brothers, UBS, Salomon Smith Barney, BNP Paribas, Del Monte, Sony Capital Corporation, McDonald’s Corporation, KBC Bank, The Interpublic Group of Companies, The Bank of New York, United Technologies Corporation, and Nortel Networks. Prior to joining the Company, Mr. Yeung was the General Counsel of SharesPost, Inc. and served as a senior legal executive for Thomas Weisel Partners Group Inc. and Socialutions Inc. Mr. Yeung began practicing law at Cleary, Gottlieb, Steen & Hamilton LLP in New York and practiced at Morrison & Foerster LLP in San Francisco. Mr. Yeung holds a JD from New York University School of Law and a BA from Boston College.

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Proposal No. 3 – Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Deloitte & Touche LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Deloitte & Touche LLP has served as our auditors since 2018. A representative of Deloitte & Touche LLP is expected to be present at the virtual Annual Meeting. The representative will have an opportunity to make a statement and to respond to any questions.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance and independence of the Company’s independent auditor and determines whether to re-engage the current independent auditor. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ (global) capabilities and the auditors’ technical expertise and knowledge of the Company’s operations and industry. Based on this evaluation, the Audit Committee has retained Deloitte & Touche LLP as the Company’s Independent Auditor for fiscal year 2022. The members of the Audit Committee and the Board believe that, due to Deloitte & Touche LLP’s knowledge of the Company and of the industries in which the Company operates, it is in the best interests of the Company and its stockholders to retain Deloitte & Touche LLP to serve as the Company’s independent auditor during fiscal year 2022.

During the years ended December 31, 2021 and 2020, neither the Company nor anyone on its behalf has consulted with Deloitte & Touche LLP with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Deloitte & Touche LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

The report of Deloitte & Touche LLP on the Company’s consolidated financial statements for the years ended December 31, 2021 and 2020 did not contain an adverse opinion or a disclaimer of an opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

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Principal Accountant Fees and Services

The following table sets forth all fees accrued or paid to Deloitte & Touche LLP, our independent registered public accountants for fiscal years ended December 31, 2021 and 2020.

	2021	2020

Audit Fees (1)	$926,609	$990,579

Audit-related Fees (2)	—	7,354

Tax Fees (3)	78,765	189,453

All Other Fees (4)	1,895	1,895

Total	$1,007,269	$1,189,281

(1)Audit Fees consist of fees for professional services rendered in connection with the audit of our annual consolidated financial statements and review of the financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years.
(2)Audit-related Fees consist of professional services rendered for assurance and related services reasonably related to the performance of the audit or review of our financial statements.
(3)Tax Fees consist of fees for professional services rendered for tax compliance, tax advice and tax planning.
(4)All Other Fees consist of product and services other than those reported above.

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Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves audit, audit-related, tax, and all other services provided by our independent registered public accountants, Deloitte & Touche LLP and will not approve services that are impermissible under applicable laws and regulations. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision of that member to pre-approve specific services must be reported to the full Audit Committee at its next scheduled meeting. In the fiscal years ended December 31, 2021 and 2020, all fees identified above under the captions “Audit Fees” that were billed by Deloitte & Touche LLP for 2021 and 2020, were approved by the Audit Committee in accordance with SEC requirements.

In the fiscal years ended December 31, 2021 and 2020, there were no other professional services provided by Deloitte & Touche LLP, other than those listed above, that would have required our Audit Committee to consider their compatibility with maintaining the independence of Deloitte & Touche LLP.

Ratification of Deloitte & Touche LLP

Although ratification is not required, the appointment of Deloitte & Touche LLP as the Company’s independent auditors for fiscal year 2022 is being submitted for ratification at the Annual Meeting because the Board believes doing so is a good corporate governance practice. Furthermore, the Audit Committee will take stockholders’ opinions regarding the appointment of Deloitte & Touche LLP into consideration in future deliberations. If Deloitte & Touche LLP’s appointment is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of other independent auditors. The Audit Committee may terminate Deloitte & Touche LLP’s engagement as the Company’s independent accountants without the approval of the Company’s stockholders whenever the Audit Committee deems appropriate.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2022

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REPORT OF THE AUDIT COMMITTEE

This report is not deemed to be soliciting material filed with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed with the SEC.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the consolidated audited financial statements and the related schedules in the Annual Report with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee is governed by a charter. A copy of the charter is available on the Company’s website at www.energyrecovery.com. The charter was last amended effective April, 2020. The Audit Committee held four meetings during fiscal year 2021. The Audit Committee is comprised solely of independent directors as defined by the NASDAQ listing standards and Rule 10A-3 of the Exchange Act.

The meetings of the Audit Committee are designed to facilitate and encourage communication among the committee, the Company, the Company’s internal audit function and the Company’s independent auditor. The Audit Committee discussed with the Company’s internal auditors and independent auditor the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent auditor, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

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The Audit Committee reviewed and discussed with Deloitte & Touche LLP, which was responsible for expressing an opinion on the conformity of those consolidated audited financial statements and related schedules with United States (“U.S.”) Generally Accepted Accounting Principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), including PCAOB Auditing Standard No. 1301, Communications With Audit Committees, the rules of the SEC, and other applicable regulations. In addition, the Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable PCAOB requirements regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence. Additionally, the Audit Committee has discussed with Deloitte & Touche LLP, Deloitte & Touche LLP’s independence from Company management and the Company, including the matters in such letter, and has considered the compatibility of non-audit services with Deloitte & Touche LLP’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the consolidated audited financial statements and related schedules be included in the Annual Report on Form 10-K for the year ended December 31, 2021, and filed by the Company with the SEC.

MEMBERS OF THE AUDIT COMMITTEE

Alexander J. Buehler, Chair of the Audit Committee
Joan K. Chow
Olav Fjell
Arve Hanstveit
Lisa A. Pollina

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OTHER MATTERS
Information About The Annual Meeting

Q:    What is the purpose of the Annual Meeting?
A:    Stockholders of record at the close of business on April 11, 2022 (the “Record Date”) will vote on the following items at the Annual Meeting:
•the election of two (2) Class I directors and three (3) Class II directors to serve until our 2023 Annual Meeting (and until his respective successor has been elected and qualified, or until the director’s earlier removal or resignation);
•to hold a non-binding advisory vote on executive compensation;
•to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and
•to transact such other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Q:    Why are you conducting a Virtual Stockholder Meeting?
A:    We believe the virtual meeting format enables stockholders to participate fully, and equally, from any location around the world, at little to no cost to them. We designed the format of our Annual Meeting to ensure that our stockholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. Our directors will also attend the meeting virtually.

Q:    What Happens If There Are Technical Difficulties During the Annual Meeting?
A:    We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual annual meeting, voting at the annual meeting or submitting questions at the annual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting on the log in page.

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Q:    How do I access the Audio Webcast of the Annual Meeting?
A:    The live audio webcast of the Annual Meeting will begin promptly at 10:00 a.m. Pacific Daylight Time. Online access to the audio webcast will open approximately fifteen (15) minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time. To attend the virtual Annual Meeting, log in at www.virtualshareholdermeeting.com/ERII2022.

Stockholders will need their unique 16-digit control number which appears on the Notice Regarding the Availability of Proxy Materials, the proxy card (printed in the box and marked by the arrow), and the instructions that accompanied the proxy materials. In the event that you do not have a control number, please contact your broker, bank or other nominee as soon as possible and no later than Wednesday, June 8, 2022, so that you can be provided with a control number and gain access to the meeting.

Q:    How do I vote?
A:    If you are a stockholder of record as of the Record Date, there are four ways to vote:
•Via the Internet. You may vote by proxy via the Internet by following the instructions found on the proxy card or the Notice.
•By Telephone. You may vote by proxy by calling the toll-free number found on the proxy card or the Notice.
•By Mail. You may vote by proxy by filling out the proxy card and returning it in the envelope provided. If you vote by mail, your proxy card must be received by June 8, 2022.
•At the Virtual Meeting. You may vote live at the Annual Meeting at www.virtualshareholdermeeting.com/ERII2022.
Please note that the Internet and telephone voting facilities will close at 11:59 p.m. Eastern Daylight Time (8:59 p.m. Pacific Daylight Time) on June 8, 2022.
If you are a beneficial owner of shares held in street name as of the Record Date, you should have received from your broker, bank, trustee or other nominee instructions on how to vote or instruct the broker to vote your shares, which are generally contained in a “vote instruction form” sent by the broker, bank, trustee or other nominee. Please follow their instructions carefully. Street name stockholders generally may vote by one of the following methods:
•Via the Internet. You may vote by proxy via the Internet by following the instruction form provided to you by your broker, bank, trustee, or other nominee.
•By Telephone. You may vote by proxy by calling the toll-free number found on the vote instruction form provided to you by your broker, bank, trustee, or other nominee.
•By Mail. You may vote by proxy by filling out the vote instruction form and returning it in the envelope provided to you by your broker, bank, trustee, or other nominee.

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•At the Virtual Meeting. You may vote live at the virtual Annual Meeting at www.virtualshareholdermeeting.com/ERII2022 using your unique 16-digit control number which appears on the Notice Regarding the Availability of Proxy Materials, the proxy card (printed in the box and marked by the arrow), and the instructions that accompanied the proxy materials.

Q:    How does the Board of Directors recommend I vote on these proposals?
A:    The Board recommends a vote:
•FOR the election of Class I directors Joan K. Chow and Lisa A. Pollina, and Class II directors Sherif Foda, Arve Hanstveit and Pamela L. Tondreau ;
•FOR the approval of our executive compensation; and
•FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Q:    What is included in the proxy materials?
A:    The proxy materials include this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on February 24, 2022 (the “Annual Report”). These materials were first made available to you via the Internet on or about April 25, 2022. Our principal executive offices are located at 1717 Doolittle Drive, San Leandro, CA 94577, and our telephone number is (510) 483-7370. We maintain a website at www.energyrecovery.com. The information on our website is not a part of this Proxy Statement.

Q:    Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
A:    In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this Proxy Statement and the Annual Report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 25, 2022 to all stockholders entitled to vote at the virtual Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials via the Internet to help reduce the environmental impact of our Annual Meetings.

Q:    How many votes do I have?
A:    On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

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Q:    Can I change my vote or revoke my proxy after submitting my proxy?
A:    You may change your vote or revoke your proxy at any time prior to the taking of the vote at the Annual Meeting.
If you are the stockholder of record, you may change your vote by (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described on pages 81-82 of this Proxy Statement (and until the applicable deadline for each method); (2) providing a written notice of revocation to the Company’s Secretary at Energy Recovery, Inc., 1717 Doolittle Drive, San Leandro, CA 94577 prior to your shares being voted; or (3) attending the Annual Meeting and voting at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request or vote at the virtual Annual Meeting.
For shares you hold beneficially in street name, you generally may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, by attending the virtual Annual Meeting and voting in person.

Q:    What if I return a proxy card but do not make specific choices?
A:    When proxies are properly dated, executed, and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted in accordance with the recommendations of our Board of Directors as described on page 82 of this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described above under “Can I change my vote or revoke my proxy after submitting my proxy?”

Q:    Who pays for the expenses related to the preparation and mailing of the Proxy Statement?
A:    The Company will bear the costs of soliciting proxies, including the costs for the preparation, assembly, printing, and mailing of the Proxy Statement and related proxy materials. In addition, the Company will reimburse brokerage firms and other nominees representing beneficial owners of shares for their expenses in forwarding solicitation materials to beneficial owners of those shares. We have retained Alliance Advisors as our proxy solicitors, and proxies may be solicited by a representative of that firm. For its services, we will pay Alliance Advisors a fee of $7,000 plus reasonable expenses. Proxies may also be solicited by certain of the Company’s directors, officers, and regular employees, without additional compensation, either personally, by telephone, facsimile, or mail.

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Q:    Who can vote at the Annual Meeting?
A:    Only stockholders of record at the close of business on April 11, 2022, the Record Date, will be entitled to notice of, and to vote at, our Annual Meeting. Each stockholder of record will be entitled to one vote on each matter for each share of common stock held on the Record Date. On the Record Date, the Company had 56,668,786 shares of common stock outstanding, held by 17 holders of record.

Q:    Will there be any other items of business on the agenda?
A:    We do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement; however, the proxy holders (who are the management representatives named on the proxy card) may vote using their discretion with respect to any other matters properly presented for a vote at the meeting.

Q:    How many votes are required for the approval of each item?
A:    Proposal No. 1 (election of director): The candidates who receive the greatest number of votes cast (also known as a “plurality” of the votes cast) at the Annual Meeting will be elected, provided that a quorum is present. The Board recommends a vote “FOR” the nominees.
Proposal No. 2 (advisory approval of the Company’s executive compensation) and Proposal No. 3 (ratification of Deloitte & Touche LLP as our independent registered public accountants): An affirmative vote of a majority of the shares of the Company’s common stock present and entitled to vote is required to approve Proposals No. 2 and No. 3, provided that a quorum is present. The Board recommends a vote “FOR” each of the Proposals No. 2 and No. 3.

Q:    What is the quorum requirement?
A:    A “quorum” of stockholders must be present for us to hold a valid meeting of stockholders. Stockholders representing a majority (more than 50%) of the voting power of our outstanding common stock as of the Record Date, present in person or represented by proxy, constitute a quorum for the transaction of business at the Annual Meeting.
Your shares will be counted towards the quorum only if you submit a valid proxy or if you vote in person at the meeting. Stockholders who submit signed and dated proxies without specifying their votes and broker “non-votes” described below will be counted towards the quorum requirement. If there is no quorum, the chairperson of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

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Q:    What is a record holder?
A:    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered a “record holder” of those shares. If you are a record holder, you will receive a Notice on how you may access and review the proxy materials on the Internet.

Q:    What is a beneficial owner?
A:    If your shares are held in a stock brokerage account, by a bank, or by another nominee, those shares are registered with American Stock Transfer & Trust Company, LLC in the “street name” of the brokerage account, bank, or other nominee, you are considered the “beneficial owner” of those shares. If you are a beneficial owner, your broker or other nominee will send you a form of voting instructions along with instructions on how to access proxy materials.
As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your shares by using the voting instruction form included in the mailing or by following the instructions on the voting instruction card for voting via the Internet or telephone.
If there are multiple beneficial owners in the same household, your broker or other nominee may send only one set of voting instructions or copy of the proxy materials to your household. If you are receiving multiple copies of these materials and would like to receive a single copy in the future, please contact your broker, bank, or other nominee to request a single copy in the future.

Q:    How are votes counted?
A:    All shares of common stock represented by valid proxies will be voted in accordance with their instructions. In the absence of instructions, proxies will be voted “FOR” Proposals Nos. 1, 2 and 3.
Brokers, banks, and other nominees may submit a proxy card for shares of common stock that they hold for a beneficial owner but may decline to vote on certain items because they have not received instructions from the beneficial owner. These are called “Broker Non-Votes” and are not included in the tabulation of the voting results for the election of directors or for purposes of determining the number of votes cast with respect to a particular proposal. Consequently, Broker Non‑Votes will not count as votes cast for purposes of Proposals Nos. 1 and 2.
Brokers have the discretion to vote such shares for which they have not received voting instructions from the beneficial owners on routine matters but not on non-routine matters. The only routine matter up for vote this year is the ratification of the independent registered public accounting firm (Proposal No. 3).

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A broker is prohibited from voting on a non-routine matter unless the broker receives specific voting instructions from the beneficial owner of the shares. The election of directors (Proposal No. 1), and the advisory vote on executive compensation (Proposal No. 2) are non-routine matters, and your broker cannot vote your shares on these proposals unless you have timely returned applicable voting instructions to your broker.
Abstentions have no effect on the outcome of voting for Proposal No. 1, election of directors. Abstentions are treated as shares present or represented and voting regarding Proposals Nos. 2 and 3, so abstentions have the same effect as negative votes on those proposals.
A summary of the voting provisions, provided a valid quorum is present or represented at the Annual Meeting, for the matters described in “What is the purpose of the Annual Meeting?” is as follows:

Proposal No.	Vote	Board Voting Recommendation	Routine or Non-Routine (1)	Discretionary Voting by Broker Permitted?	Vote Required for Approval	Impact of Absention	Impact of Broker Non-votes (Uninstructed Shares)
1	Election of the director nominees	FOR	Non-routine	No	Plurality (2)	No impact	No impact

2	Advisory, non-binding approval of executive compensation	FOR	Non-routine	No	Majority of shares present or represented by proxy and entitled to vote	Has the same effect as a vote against	No impact

3	Ratification of independent public accountants	FOR	Routine	Yes	Majority of shares present or represented by proxy and entitled to vote	Has the same effect as a vote against	Broker has the discretion to vote

(1)“Routine” means if you hold your shares in street name, your broker may vote your shares for you absent any other instructions from you. “Non-routine” means if you hold your shares in street name, your broker may not vote your shares for you.
(2)“Plurality” means that the nominees who receive the largest number of votes cast “for” are elected as directors. Accordingly, the five nominees receiving the highest number of affirmative votes will be elected as the Class I and Class II directors to serve until the 2023 Annual Meeting. Abstentions and broker non‑votes will have no effect on the outcome of the vote.

Q:    Who counts or tabulates the votes?
A:    The votes of stockholders attending the Annual Meeting and voting in person will be counted or tabulated by an independent inspector of election. For our meeting, a representative of Broadridge Investor Communications Solutions, Inc. will tabulate votes cast by proxy and in person.

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Q:    How do I access the proxy materials and annual report via the Internet?
A:    A Notice will be mailed or emailed with instructions on how to access proxy materials via the Internet. This Proxy Statement, the 2021 Annual Report, and related proxy materials for the Annual Meeting to be held on June 9, 2022 will also be available electronically at http://ir.energyrecovery.com.
If you have previously chosen to receive the proxy materials via the Internet, you will be receiving an e-mail on or about April 25, 2022 with information on how to access stockholder information and instructions for voting over the Internet. Stockholders of record may vote via the Internet until 11:59 p.m. Eastern Daylight Time (8:59 p.m. Pacific Daylight Time) on June 8, 2022.
If your shares are registered in the name of a brokerage firm and you have not elected to receive proxy materials over the Internet, you may still be eligible to vote shares electronically over the Internet. Many brokerage firms participate in programs that provide eligible stockholders who receive a paper copy of the Proxy Statement and Annual Report the opportunity to vote via the Internet. If your brokerage firm participates in such a program, a form from the broker will provide voting instructions.
Stockholders can elect to view future Proxy Statements and Annual Reports over the Internet instead of receiving paper copies. Stockholders of record wishing to receive future stockholder materials electronically can elect this option by following the instructions provided when voting over the Internet at www.proxyvote.com.
Upon electing to view future Proxy Statements and Annual Reports over the Internet, you will receive an e-mail notification next year with instructions containing the Internet address of those materials. The choice to view future Proxy Statements and Annual Reports over the Internet will remain in effect until you contact your broker or the Company to rescind the instructions. Internet access does not have to be elected each year.
Stockholders who elected to receive this Proxy Statement electronically over the Internet and who would now like to receive a paper copy of this Proxy Statement so that they may submit a paper proxy in lieu of an electronic proxy should contact either their broker or the Company.

Q:    What should I do if I get more than one proxy or voting instruction card?
A:    Stockholders may receive more than one set of voting materials, including multiple copies of the proxy materials and multiple Notices, proxy cards, or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive separate sets of proxy materials for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one set of proxy materials or one Notice. You should vote in accordance with all of the proxy cards and voting instruction cards you receive relating to our Annual Meeting to ensure that all of your shares are counted.

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Q:    I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
A:    The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Proxy Statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Proxy Statement addressed to those stockholders. This process is commonly referred to as “house-holding.”
Brokers with account holders who are Energy Recovery stockholders may be house-holding our proxy materials. A single set of proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be house-holding communications to your address, house-holding will continue until you are notified otherwise or until you notify your broker or The Company that you no longer wish to participate in house-holding.
If, at any time, you no longer wish to participate in house-holding and would prefer to receive a separate Proxy Statement and Annual Report, you may (1) notify your broker, (2) direct your written request to: Investor Relations, Energy Recovery, Inc., 1717 Doolittle Drive, San Leandro, CA 94577 or (3) contact our Investor Relations department by email at IR@energyrecover.com or by telephone at (281) 962-8105. Stockholders who receive multiple copies of the Proxy Statement or Annual Report at their address and would like to request house-holding of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Annual Report and Proxy Statement to a stockholder at a shared address to which a single copy of the documents was delivered.

Q:    What if I have questions about my Energy Recovery shares or need to change my mailing address?
A:    You may contact our transfer agent, American Stock Transfer & Trust Company, LLC, by telephone at (800) 937-5449 (U.S.) or (718) 921-8124 (outside the U.S.), or by email at info@amstock.com, if you have questions about your Energy Recovery shares or need to change your mailing address.

Q:    Where can I find the voting results of the Annual Meeting?
A:    We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8‑K within four business days after the Annual Meeting, we will file a Current Report on Form 8‑K to publish preliminary results and will provide the final results in an amendment to this Current Report on Form 8-K as soon as they become available.

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RELATED PERSON POLICIES AND TRANSACTIONS

The NASDAQ listing rules require that the Company, on an ongoing basis, conduct appropriate reviews of all related-person transactions for potential conflict-of-interest situations. Our Audit Committee charter provides that the committee’s responsibilities include the review of all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended, and to determine whether to approve the transactions. In determining whether a related party transaction will be approved, the Audit Committee will consider several factors, including without limitation: (a) the benefits to the Company; (b) the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; (c) the availability of other sources for comparable products or services; (d) the terms of the transaction; and (e) the terms available to unrelated third parties or to employees generally.

Related party transactions are, subject to certain limited exceptions, any transaction, arrangement or relationship in which we are a participant and the amount involved exceeds $120,000, and the related party had, has or will have a direct or indirect material interest. Related party includes: (a) any person who is or was (at any time during the last fiscal year) an executive officer, director or nominee for election as a director; (b) any person or group who is a beneficial owner of more than 5% of our voting securities; (c) any immediate family member of a person described in clauses (a) or (b) of this sentence; or (d) any entity in which any of the foregoing persons is employed, is a director, executive officer or partner, or is in a similar position, or in which such person, together with all other “related parties,” have in the aggregate 5% or greater beneficial ownership interest.

The Board’s Nominating and Corporate Governance Committee charter also provides that the Nominating and Corporate Governance Committee will review potential conflicts of interest. In addition, the Company’s Code of Business Conduct and Ethics provides that each employee and non-employee director is expected to disclose potential conflicts of interest involving that individual or the individual’s family members to a supervisor, executive officer, or member of the Audit Committee as described in the Company’s Code of Business Conduct and Ethics.

Notwithstanding the foregoing, all compensation-related matters must be approved by the Compensation Committee of the Board of Directors or recommended by the Compensation Committee to the Board of Directors for its approval.

During fiscal 2021, we did not enter into any transactions with related parties that required review, approval or ratification by the Board of Directors as described above.

Energy Recovery, Inc. — 2022 Proxy Statement | 89

REQUIREMENTS FOR STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting

For stockholder proposals to be considered properly brought before an annual meeting, the stockholder must have given timely notice in writing to the Secretary of the Company and otherwise comply with the provisions of our Bylaws regarding the requirements for stockholder proposals to be brought before an annual meeting. Under our Bylaws, to be timely for the annual meeting of stockholders to be held in 2023, a stockholder’s notice must generally be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company between November 26, 2022 and December 26, 2022. Also under our Bylaws, a stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting: (a) the name and record address of the stockholder who intends to propose the business and the class or series and number of shares of our capital stock that are owned beneficially or of record by such stockholder; (b) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of the stockholder, or any affiliates or associates of such stockholder, with respect to stock of the Company; (c) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Company) has been made by or on behalf of the stockholder, or any affiliates or associates of such stockholder, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such stockholder, or any affiliates or associates of such stockholder, or to increase or decrease the voting power or pecuniary or economic interest of such stockholder, or any affiliates or associates of such stockholder, with respect to stock of the Company; (d) a representation that the stockholder is a holder of record of Energy Recovery stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to introduce the business specified in the notice; (e) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (f) any material interest of the stockholder in such business; and (g) any other information that is required to be provided by the stockholder under applicable SEC regulations. Information with respect to the requirements for stockholder nominations for candidates to serve as a director of the Company is set forth above under “Board and Corporate Governance Matters – The Nominating and Corporate Governance Committee.”

Energy Recovery, Inc. — 2022 Proxy Statement | 90

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act, and intended to be presented at our 2023 Annual Meeting must be received by the Secretary of the Company (at Energy Recovery, Inc., 1717 Doolittle Drive, San Leandro, California 94577, Attn: Secretary) no later than December 26, 2022 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

Requirements for Proxy Access

In addition, our Bylaws permit certain of our stockholders who have beneficially owned 3% or more of our outstanding common stock continuously for at least three years to submit nominations to be included in the Company’s proxy materials for a number not to exceed the greater of two (2) or twenty percent (20%) of the total number of directors then serving. Notice of proxy access director nominations for the 2023 Annual Meeting must be delivered to our Corporate Secretary at our principal executive offices no earlier than November 26, 2022, and no later than the close of business on December 26, 2022. The notice must set forth the information required by our Bylaws with respect to each proxy access director nomination that eligible stockholder or stockholders intend to present at the 2023 Annual Meeting and must otherwise be in compliance with our Bylaws.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and persons who own more than 10% of the Company’s common stock (collectively “Reporting Persons”) to file reports of ownership and changes in ownership of the Company’s common stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file.

Based solely on our review of copies of the reports we have received and written representations provided to us from the individuals required to file the reports, we believe that each of our executive officers and directors has complied with applicable reporting requirements for transactions in our common stock during the year ended December 31, 2021, except that Mr. Clemente filed a late report on June 8, 2021; Mr. Ballard filed a late report on July 29, 2021 and Mr. Mao filed a late report on October 4, 2021. Each late filing was a result of administrative error.

Energy Recovery, Inc. — 2022 Proxy Statement | 91

Other

The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented or otherwise allowed to be considered at the Annual Meeting, the persons named in the enclosed proxy will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. You are, therefore, urged to submit your proxy or voting instructions at your earliest convenience.

Forward-Looking Statements

This Proxy Statement contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this report include, but are not limited to, statements about our expectations, objectives, anticipations, plans, hopes, beliefs, intentions or strategies regarding the future.

Forward-looking statements represent our current expectations about future events, are based on assumptions, and involve risks and uncertainties. If the risks or uncertainties occur or the assumptions prove incorrect, then our results may differ materially from those set forth or implied by the forward-looking statements. Our forward-looking statements are not guarantees of future performance or events and it is important to note that our actual results could differ materially from the results set forth or implied by our forward-looking statements.

Words such as “expects,” “anticipates,” “aims,” “projects,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “continue,” “could,” “may,” “potential,” “should,” “will,” “would,” variations of such words and similar expressions are also intended to identify such forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions that are difficult to predict. Readers are directed to risks and uncertainties identified under the heading Item 1A, “Risk Factors,” in our Annual Reports on Form 10-K for factors that may cause actual results to be different from those expressed in these forward-looking statements. Except as required by law, we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Energy Recovery, Inc. — 2022 Proxy Statement | 92

Forward-looking statements in this Proxy Statement include, without limitation, statements about the following:

•our belief that our PX will soon be making industries like wastewater treatment and commercial CO2 refrigeration more sustainable by lowering both energy costs and emissions for our customers;
•our estimate that by the end of 2022, our wastewater revenues will reach at least $3 million;
•our estimate that we will reach a target of $30-$70 million in wastewater revenues by 2026;
•our anticipation that the PX G-centric system will make its first appearance in a commercial setting in 2022;
•our belief that the PX G-centric system will become the standard CO2 refrigeration system architecture for commercial refrigeration users and has the potential to disrupt the global refrigeration industry;

•our estimate that we will reach a target of $100-$300 million in revenue for commercial refrigeration by 2026;
•our estimate that we will achieve between $330-$570 million in revenue by 2026 across the three main industries in which we operate – desalination, industrial wastewater, and commercial refrigeration;

•our plan to increase our profitability as a percent of revenue as we grow and normalize our spending levels;
•our plan to further build out our sustainability strategy by continuing to weave our ESG program through all facets of our business;
•our plan to double desalination revenue to $200 million by 2026;
•our expectation to achieve $130-$370 million of revenue in our new businesses by 2026;
•our expectation to achieve $330-$570 million in annual revenue in the coming five years;
•our plan in a three-year timeline for all our new ventures, and the rigorous financial standards we’ve adopted for new product development, to create a runway from development to commercialization to a cash flow breakeven run rate;

•our expectation to double emissions reductions from Energy Recovery products by the end of 2025 based on a 2019 baseline emissions number;
•our expectation to report climate-related risk strategy and management aligned with the Task Force on Climate-related Financial Disclosures’ recommendations by the end of 2024; and
•our expectation that today’s geopolitical uncertainties may present unforeseen hurdles for our business.

Energy Recovery, Inc. — 2022 Proxy Statement | 93

ANNUAL REPORT

The Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (our “Annual Report”) (which is not a part of our proxy soliciting materials), is being mailed with this Proxy Statement to those stockholders that request to receive a copy of the proxy materials in the mail. Stockholders that received the Notice of Internet Availability of Proxy Materials can access this Proxy Statement and our Annual Report at www.proxyvote.com, which does not have “cookies” that identify visitors to the site. Requests for copies of our Annual Report may also be directed to the Secretary at Energy Recovery, Inc., 1717 Doolittle Drive, San Leandro, CA 94577, Attn: Secretary.

We filed our Annual Report filed with the SEC on February 24, 2022. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by an Energy Recovery stockholder, we will mail without charge a copy of our Annual Report, including the financial statements and financial statement schedules, but excluding exhibits to our Annual Report. Exhibits to our Annual Report are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit(s). All requests should be directed to the Secretary at Energy Recovery, Inc., 1717 Doolittle Drive, San Leandro, CA 94577, Attn: Secretary.

Energy Recovery, Inc. — 2022 Proxy Statement | 94

energy recovery

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 8, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ERII2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 8, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D76258-P68071

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

ENERGY RECOVERY, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect two Class I directors and three Class II directors to hold office until the 2023 Annual Meeting of Stockholders (and, until their respective successors have been elected and qualified, or until the director's earlier removal or resignation).	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

Class I
01) Joan K. Chow
02) Lisa Pollina

Class II
03) Sherif Foda
04) Arve Hanstveit
05) Pamela Tondreau

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To approve, on an advisory basis, our executive compensation for the fiscal year ended December 31, 2021 as described in the Proxy Statement.	☐	☐	☐
3. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022.	☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Our Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement, FOR the approval, on an advisory basis, of our executive compensation for the fiscal year ended December 31, 2021 as described in Proposal No. 2 of the Proxy Statement and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm as described in Proposal No. 3 of the Proxy Statement.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D76259-P68071

ENERGY RECOVERY, INC.
Annual Meeting of Stockholders
June 9, 2022, 10:00 a.m.
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Robert Yu Lang Mao and William Yeung, or either of them, as proxies, each having full power of substitution, to vote all of the shares of common stock of Energy Recovery, Inc., that the undersigned stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on June 9, 2022, at 10:00 a.m. local time, virtually at www.virtualshareholdermeeting.com/ERII2022, and any adjournment or postponement thereof, on all matters set forth on the reverse side and in its/their discretion upon such other matters as may properly come before the Annual Meeting.

The undersigned hereby acknowledge(s) receipt of the Proxy Statement dated April 25, 2022 and a copy of Energy Recovery, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission on February 24, 2022. The undersigned hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this proxy and, by filing this proxy with the Secretary of Energy Recovery, Inc., gives notice of such revocation.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Our Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement, FOR the approval, on an advisory basis, of our executive compensation for the fiscal year ended December 31, 2021 as described in Proposal No. 2 of the Proxy Statement and FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022 as described in Proposal No. 3 of the Proxy Statement.

Continued and to be signed on reverse side

Your **Vote** Counts!

ENERGY RECOVERY, INC.

2022 Annual Meeting
Vote by June 8, 2022
11:59 PM ET

energy recovery

D76280-P68071

You invested in ENERGY RECOVERY, INC. and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy material for the stockholder meeting to be held on June 9, 2022.**

Get informed before you vote

View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting prior to May 26, 2022. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

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June 9, 2022
10:00 A.M. PDT

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Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items	Board Recommends
1. To elect two Class I directors and three Class II directors to hold office until the 2023 Annual Meeting of Stockholders (and until their respective successors have been elected and qualified or until the director's earlier removal or resignation). **Nominees:** Class I: 01) Joan K. Chow; 02) Lisa Pollina Class II: 03) Sherif Foda; 04) Arve Hanstveit; 05) Pamela Tondreau	For
2. To approve, on an advisory basis, our executive compensation for the fiscal year ended December 31, 2021 as described in the Proxy Statement.	For
3. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022.	For

NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Our Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement, FOR the approval, on an advisory basis, of our executive compensation for the fiscal year ended December 31, 2021 as described in Proposal No. 2 of the Proxy Statement and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm as described in Proposal No. 3 of the Proxy Statement.

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